                                                                Exhibit 10.1

                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT

                          dated as of December 16, 2005

                                  by and among

                            ASHTON WOODS USA L.L.C.,
                                   as Borrower

                                       and

                            the Lenders Party Hereto

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                            as Agent for the Lenders

                                       and

                             BANK OF AMERICA, N.A.,
                              as Syndication Agent

                                       and

                              CITIBANK TEXAS, N.A.,
                             as Documentation Agent

                                      with

                         WACHOVIA CAPITAL MARKETS, LLC,
                      as Lead Arranger and Sole Bookrunner

                                TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS.....................................................    1
   1.1      Defined Terms..................................................    1
   1.2      Other Definitional Provisions..................................   23

ARTICLE 2: AMOUNT AND TERMS OF COMMITMENTS, REVOLVING CREDIT LOANS,
           SWINGLINE LOANS AND FACILITY L/CS...............................   24
   2.1      Commitments....................................................   24
   2.2      Notes..........................................................   25
   2.3      Procedure for Borrowing........................................   25
   2.4      Unused Fee.....................................................   26
   2.5      Interest; Default Interest.....................................   26
   2.6      Termination, Reduction or Increase of Aggregate Commitment.....   28
   2.7      Maturity Date of Commitment; Extension.........................   31
   2.8      Computation of Interest and Fees...............................   32
   2.9      Increased Costs................................................   33
   2.10     Use of Proceeds................................................   34
   2.11     Payments; Pro Rata Treatment...................................   34
   2.12     Swingline Loans................................................   35
   2.13     The Facility L/Cs..............................................   37
   2.14     Designation or Resignation of LC Issuer........................   37
   2.15     Issuance of Facility L/Cs......................................   37
   2.16     Facility L/C Participations....................................   39
   2.17     Payments.......................................................   40
   2.18     Facility L/C Fee...............................................   40
   2.19     Further Assurances.............................................   41
   2.20     Obligations Absolute...........................................   41
   2.21     LC Issuer Reporting Requirements...............................   42
   2.22     Indemnification; Nature of LC Issuer's Duties..................   42

ARTICLE 3: GENERAL PROVISIONS APPLICABLE TO LOANS..........................   43
   3.1      Conversion/Continuation Options................................   43
   3.2      Inability to Determine Interest Rate...........................   44
   3.3      Availability of LIBOR Rate Loans...............................   44
   3.4      Designation of a Different Lending Office......................   44
   3.5      Indemnity......................................................   44
   3.6      Taxes..........................................................   45
   3.7      Survival of Indemnity..........................................   47
   3.8      Telephonic Notices.............................................   47
   3.9      Funding by Lenders; Presumption by Agent.......................   47
   3.10     Replacement of Lenders.........................................   48

ARTICLE 4: REPRESENTATIONS AND WARRANTIES..................................   48
   4.1      Financial Statements...........................................   49
   4.2      Existence; Compliance with Law.................................   49
   4.3      Power; Authorization; Enforceable Obligations..................   49
   4.4      No Legal Bar...................................................   50
   4.5      No Material Litigation.........................................   50
   4.6      Regulation U...................................................   50
   4.7      Investment Company Act.........................................   50
   4.8      ERISA..........................................................   50
   4.9      Disclosure.....................................................   50
   4.10     Subsidiary Information.........................................   51
   4.11     Schedules......................................................   51
   4.12     Environment....................................................   51
   4.13     Force Majeure Events...........................................   52
   4.14     Other Agreements...............................................   52
   4.15     No Defaults on Outstanding Judgments or Orders.................   52
   4.16     Ownership and Liens............................................   52
   4.17     Operation of Business..........................................   53
   4.18     Taxes..........................................................   53
   4.19     OFAC...........................................................   53

ARTICLE 5: CONDITIONS PRECEDENT............................................   53
   5.1      Conditions to Initial Loan(s)..................................   53
   5.2      Conditions to All Loans........................................   56

ARTICLE 6: AFFIRMATIVE COVENANTS...........................................   57
   6.1      Financial Statements...........................................   57
   6.2      Certificates; Other Information................................   58
   6.3      Borrowing Base Certificate.....................................   59
   6.4      Compliance with Borrowing Base Requirements....................   59
   6.5      Payment of Obligations.........................................   59
   6.6      Maintenance of Existence.......................................   59
   6.7      Maintenance of Property, Insurance.............................   60
   6.8      Inspection of Property; Books and Records; Discussions.........   60
   6.9      Notices........................................................   60
   6.10     Maintenance of Tangible Net Worth..............................   61
   6.11     Maintenance of Leverage Ratio..................................   61
   6.12     Maintenance of Interest Coverage Ratio.........................   61
   6.13     Additional Guarantors..........................................   61
   6.14     Interest Rate Contracts........................................   62

ARTICLE 7: NEGATIVE COVENANTS..............................................   62
   7.1      Limitation on Secured Indebtedness.............................   62
   7.2      Easements Encumbrances, Liens and Restrictive Covenants........   62
   7.3      Mergers, etc...................................................   62

   7.4      Limitation on Unimproved Entitled Land.........................   63
   7.5      Land Components................................................   63
   7.6      Investments, Loans and Advances................................   63
   7.7      Transactions With Affiliates...................................   63
   7.8      Limitation on Payment of Subordinated Indebtedness.............   63
   7.9      Indebtedness...................................................   64
   7.10     Limitation on Distributions....................................   65
   7.11     Ownership and Management.......................................   66
   7.12     Housing Inventory..............................................   66
   7.13     Nature of Business.............................................   66
   7.14     Sale or Discount of Receivables................................   66
   7.15     Increase in Capital............................................   66
   7.16     Capital Assets.................................................   66
   7.17     Environmental Responsibilities.................................   67

ARTICLE 8: CASH COLLATERAL.................................................   67
   8.1      Facility L/C Collateral Account................................   67
   8.2      Event of Default under Paragraph (5) of Article 9..............   67
   8.3      Other Events of Default........................................   67
   8.4      Cure; Termination..............................................   68

ARTICLE 9: DEFAULTS, EVENTS OF DEFAULT; DISTRIBUTION OF PROCEEDS AFTER
           EVENT OF DEFAULT................................................   68

ARTICLE 10: THE AGENT......................................................   71
   10.1     Appointment and Authority......................................   71
   10.2     Rights as a Lender.............................................   71
   10.3     Exculpatory Provisions.........................................   71
   10.4     Reliance by Agent..............................................   72
   10.5     Delegation of Duties...........................................   73
   10.6     Resignation of Agent...........................................   73
   10.7     Non-Reliance on Agent and Other Lenders........................   73
   10.8     No Other Duties, etc...........................................   74

ARTICLE 11: MISCELLANEOUS..................................................   74
   11.1     Amendments and Waivers.........................................   74
   11.2     Notices........................................................   74
   11.3     No Waiver; Cumulative Remedies.................................   76
   11.4     Governmental Regulation........................................   76
   11.5     Survival of Representations and Warranties.....................   76
   11.6     Costs and Expenses; Indemnification; Reimbursement; Waiver of
            Damages........................................................   76
   11.7     Successors and Assigns Generally; Assignments..................   78
   11.8     Setoff.........................................................   81
   11.9     Waiver Of Jury Trial...........................................   82

   11.10    Treatment of Certain Information; Confidentiality..............   82
   11.11    Counterparts; Integration; Effectiveness.......................   83
   11.12    Governing Law..................................................   83
   11.13    Severability of Provisions.....................................   83
   11.14    Submission to Jurisdiction; Waiver of Venue; Service of
            Process........................................................   83
   11.15    Headings.......................................................   84
   11.16    FIN 46.........................................................   84
   11.17    USA Patriot Act................................................   84
   11.18    Interrelationship with the Existing Credit Agreement...........   84

SCHEDULES

1      --   Commitments of Lenders
2      --   Principal Places of Business, etc. of All Subsidiaries
3      --   Owner Guarantors
4      --   Existing Shareholder Notes
5      --   Existing Joint Ventures
4.14   --   Other Agreements
7.6    --   Investments, Loans and Advances
7.9    --   Indebtedness

EXHIBITS

A      --   Form of Borrowing Base Certificate
B-1    --   Form of Subsidiary Guaranty Agreement
B-2    --   Form of Owner Guaranty Agreement
C      --   Form of Note
D      --   Form of Commitment and Acceptance
E      --   Form of Opinion of Counsel to Borrower
F      --   Form of Chief Financial Officer's Certificate
G      --   Form of Assignment and Assumption
H      --   Form of Notice of Borrowing
I      --   Form of Conversion/Continuation

                   FIRST AMENDED AND RESTATED CREDIT AGREEMENT

          THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of December 16, 2005, by and among ASHTON WOODS USA L.L.C., a Nevada limited liability company ("Borrower"), the Lenders party hereto from time to time (the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association having its main office in Charlotte, North Carolina, as agent for Lenders ("Agent").

          WHEREAS, the Borrower, the lenders party thereto, and Wachovia Bank, National Association, as agent, are parties to that certain Credit Agreement dated as of January 20, 2005 (as amended and modified and in effect on the date hereof, the "Existing Credit Agreement"); and

          WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend and restate the Existing Credit Agreement in its entirety as, and in accordance with and subject to the terms and conditions, set forth herein; and

          NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, Borrower, Lenders and Agent, each intending to be legally bound, hereby agree to amend and restate in its entirety the Existing Credit Agreement as follows:

                             ARTICLE 1: DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms have the following respective meanings:

          "ABR Loan" shall mean any Loan when and to the extent that the interest rate thereon is determined by reference to the Alternate Base Rate.

          "Actual Costs" shall mean, with respect to the acquisition of Unimproved Entitled Land, the acquisition and development of Lots Under Development, the acquisition of a Finished Lot or the construction of a Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit, as applicable, the amount that Borrower or any Subsidiary Guarantor has actually expended (to the extent such expenditures shall ultimately constitute costs of sales in accordance with GAAP) as of the most recent Inventory Valuation Date for:

          (i)  the acquisition of such Unimproved Entitled Land;

          (ii) the acquisition and development of such Lots Under Development;

          (iii) the acquisition of such Finished Lot; or

          (iv) the construction of such Housing Unit on a Lot for a Model Housing Unit, Speculative Housing Unit or Presold Housing Unit.

          "Additional Lender" shall have the meaning set forth in Section 2.6(b)(i) hereof.

          "Adjusted Tangible Net Worth" shall mean, at any date, the sum of (a) Tangible Net Worth plus (b) the lesser of (i) an amount equal to fifty percent (50%) of the outstanding principal amount of Subordinated Notes or (ii) an amount equal to thirty-five percent (35%) of Tangible Net Worth, all determined as of such date.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Agent.

          "Affiliate" shall mean (a) any Person (other than a Subsidiary of Borrower) which, directly or indirectly, controls, is controlled by or is under common control with Borrower or (b) any Person who is a director, officer or key employee of Borrower, any Subsidiary of Borrower or any Person described in clause (a) of this definition. For purposes of this definition, "control" of a Person means the power, direct or indirect, to vote five percent (5%) or more of the securities having voting power for the election of directors or similar governing body of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agent" shall have the meaning set forth in the preamble hereof and shall include any successor agent appointed pursuant to Section 10.6 hereof.

          "Agent's Fee Letter" shall mean that certain fee letter from the Agent and Arranger to Borrower dated and accepted by Borrower on October 31, 2005.

          "Aggregate Commitment" shall mean the aggregate Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms of this Agreement. As of the date of this Agreement, the Aggregate Commitment is $300,000,000.

          "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

          "Agreement" shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          "Alternate Base Rate" means, for any day with respect to an ABR Loan, the applicable British Bankers' Association LIBOR rate for deposits in Dollars having a maturity of one month as reported by any comparable generally recognized financial information service as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that, if no such British Bankers' Association LIBOR rate is available to Agent, the applicable Alternate Base Rate shall instead be the rate determined by Agent from another comparable generally recognized source or interbank quotation; provided, further, that if on any day Agent is unable to determine the Alternate Base Rate from another source or quotation, the Alternate Base Rate for such day shall be the rate per annum equal to the higher of (i) the Federal Funds Rate for such day, plus 0.50%, and (ii) the Prime Rate for such day.

          "Applicable ABR Margin" shall mean, as at any date of determination, the margin indicated in Section 2.5(b) hereof as then applicable to ABR Loans (under Section 2.5(a) hereof).

          "Applicable LIBOR Margin" shall mean, as at any date of determination, the margin indicated in Section 2.5(b) hereof as then applicable to LIBOR Rate Loans (under Section 2.5(a) hereof). The Applicable LIBOR Margin is also the Applicable Facility L/C Rate.

          "Applicable Facility L/C Rate" shall mean, as at any date of determination, the rate per annum indicated in Section 2.5(b) hereof as then applicable in the determination of the Facility L/C Fee (under Section 2.18 hereof). The Applicable Facility L/C Rate is also the Applicable LIBOR Margin.

          "Applicable Margin(s)" shall mean the Applicable ABR Margin and/or the Applicable LIBOR Margin, as the case may be.

          "Applicable Unused Fee Rate" shall mean, as at any date of determination, the rate per annum indicated in Section 2.5(b) hereof as then applicable in the determination of the Unused Fee (under Section 2.4 hereof).

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

          "Arranger" shall mean Wachovia Capital Markets, LLC, as Lead Arranger and Sole Bookrunner.

          "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.7 hereof), and accepted by Agent, in substantially the form of Exhibit G or any other form approved by Agent.

          "Assumed Borrower Taxes" shall mean forty percent (40%) of the quarterly consolidated net income of Borrower until the effective date of any material change in the aggregate federal, state and local income tax rate applicable to the owners of Borrower with respect to the net income of Borrower. In the event that there is a material change in the aggregate federal, state and local income tax rate applicable to the owners of Borrower, Borrower shall so notify Agent prior to the effective date of such change and Agent shall determine, in good faith, the aggregate income tax rate that will become applicable to the owners of Borrower on the effective date of such change (such determination shall be conclusive and binding on Lenders and Borrower, absent manifest error) and on such date the percentage used to calculate "Assumed Borrower Taxes" will be reset to approximate the newly determined applicable aggregate income tax rate.

          "Bankruptcy Code" shall mean Title 11, U.S.C. as amended from time to time.

          "Borrower" shall mean Ashton Woods USA L.L.C., a Nevada limited liability company.

          "Borrowing Base" shall mean, as at any date of determination, an amount equal to the sum of the following assets of Borrower and each Subsidiary Guarantor (but only to the extent such assets (x) are not subject to any Liens other than Permitted Liens and (y) are located within the continental United States):

          (i) fifty percent (50%) of the Actual Costs for Unimproved Entitled Land; provided, however, that any Unimproved Entitled Land not sold or converted to Lots Under Development within twenty-four
               (24) months following the date that such Unimproved Entitled Land was first included in the Borrowing Base as "Unimproved Entitled Land" shall be excluded from the Borrowing Base, plus

          (ii) seventy percent (70%) of the Actual Costs for Lots Under Development; provided, however, that any Lots Under Development not sold or converted to Finished Lots within twenty-four (24) months following the date that such Lots Under Development were first included in the Borrowing Base as "Lots Under Development" shall be excluded from the Borrowing Base, plus

          (iii) seventy-five percent (75%) of the Actual Costs for Finished Lots; provided, however, that such percentage with respect to any Finished Lot not sold or converted to a Speculative Housing Unit, a Model Housing Unit or a Presold Housing Unit within twenty-four
               (24) months following the date that such Finished Lot was first included in the Borrowing Base as a "Finished Lot" shall be reduced to fifty percent (50%); provided, further, however, that any Finished Lot not sold or converted to a Speculative Housing Unit, a Model Housing Unit or a Presold Housing Unit within thirty-six (36) months following the date that such Finished Lot was first included in the Borrowing Base as a "Finished Lot" shall be excluded from the Borrowing Base, plus

          (iv) ninety-five percent (95%) of the Actual Costs for Presold Housing Units; provided, however, that any Presold Housing Unit not sold within twelve (12) months following the date that such Presold Housing Unit was first included in the Borrowing Base as a "Presold Housing Unit" shall be thereafter considered to be a Speculative Housing Unit for purposes of the Borrowing Base and, in such event, the date that such Presold Housing Unit was first included in the Borrowing Base as a "Presold Housing Unit" shall continue to determine when it is excluded from the Borrowing Base pursuant to clause (v) of this definition, plus

          (v) eighty-five percent (85%) of the Actual Costs for Speculative Housing Units; provided, however, that such percentage with respect to any Speculative Housing Unit not sold within twelve
               (12) months following the date that such Speculative Housing Unit was first included in the Borrowing Base as a "Speculative Housing Unit" shall be reduced to seventy percent (70%); provided, further, however, that any Speculative Housing Unit not sold within twenty-four (24) months following the date that such Speculative Housing Unit was first included in the Borrowing

               Base as a "Speculative Housing Unit" or, if applicable under clause (iv) above, a "Presold Housing Unit" shall be excluded from the Borrowing Base, plus

          (vi) eighty-five percent (85%) of the Actual Costs for Model Housing Units; provided, however, that such percentage with respect to any Model Housing Unit not sold within twenty-four (24) months following the date that such Model Housing Unit was first included in the Borrowing Base as a "Model Housing Unit" shall be reduced to seventy percent (70%); provided, further, however, that any Model Housing Unit not sold within sixty (60) months following the date that such Model Housing Unit was first included in the Borrowing Base as a "Model Housing Unit" shall be excluded from the Borrowing Base.

          Notwithstanding the foregoing, (a) the amount calculated pursuant to clause (i) of this definition shall not exceed at any time twenty percent (20%) of the Borrowing Base, (b) the aggregate of amounts calculated pursuant to clauses (i), (ii) and (iii) of this definition shall not exceed at any time fifty percent (50%) of the Borrowing Base, (c) the aggregate of amounts calculated pursuant to clauses (v) and (vi) of this definition shall not exceed at any time forty percent (40%) of the aggregate of the amounts calculated pursuant to clauses (iv), (v) and (vi) of this definition, and (d) the amount calculated under this definition with respect to Condo Units shall not exceed at any time thirty percent (30%) of the Borrowing Base.

          "Borrowing Base Certificate" shall mean a certificate in the form of Exhibit A hereto, certified by the Chief Financial Officer of Borrower.

          "Borrowing Base Indebtedness" shall mean at any date (i) Consolidated Indebtedness, less (ii) the sum of (a) Secured Indebtedness, and (b) Subordinated Indebtedness not due within one (1) year of such date, all as of such date.

          "Borrowing Date" shall mean any Business Day specified pursuant to (a)
Section 2.3 hereof as a date on which Lenders make a disbursement of the Revolving Credit Loans hereunder, (b) Section 2.12 hereof as a date on which Swingline Lender makes, at Borrower's request, a disbursement of the Swingline Loans hereunder, or (c) Section 2.13 hereof as a date on which an LC Issuer issues, at Borrower's request, a Facility L/C hereunder.

          "Business Day" shall mean (a) with respect to any borrowing, payment or rate selection of LIBOR Rate Loans or ABR Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina for the conduct of substantially all of their commercial lending activities and on which dealings in Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina for the conduct of substantially all of their commercial lending activities.

          "Capital Leases" shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Cash Equivalents" means:

          (a) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

          (b) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits not less that $500 million and is assigned at least a "B" rating by Thomson Financial BankWatch;

          (c) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Borrower or an Affiliate of the Borrower, and is organized under the laws of any State of United States of America or the District of Columbia and rated at least A-1 by S&P or at lease P-1 by Moody's;

          (d) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above; and

          (e) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

          "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

          "Code" shall mean the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

          "Collateral Shortfall Amount" shall have the meaning set forth in
Section 8.2 hereof.

          "Commitment" shall have the meaning set forth in Section 2.1(a) hereof.

          "Commitment and Acceptance" shall have the meaning set forth in
Section 2.6(b)(i) hereof.

          "Commitment Period" shall mean the period from and including the date of this Agreement to the Maturity Date, or such earlier or later date as the Aggregate Commitment shall terminate as provided herein.

          "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with Borrower within the meaning of
Section 414(b) or (c) of the Code.

          "Condo Units" shall mean the Housing Units related to the purchase and development of condominiums.

          "Consolidated Earnings" shall mean, for any period, the amount which would be set forth opposite the caption "net income" (or any like caption) in a consolidated statement of income or operations of Borrower and its Subsidiaries for such period prepared in accordance with GAAP, minus franchise taxes payable in Texas and minus Assumed Borrower Taxes with respect to such period.

          "Consolidated Indebtedness" shall mean, at any date, the Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis as at such date.

          "Construction Bonds" shall mean bonds issued by surety bond companies for the benefit of, and as required by, municipalities or other political subdivisions to secure the performance by Borrower or any Subsidiary of its obligations relating to lot improvements and subdivision development and completion.

          "Contingent Obligation" shall mean, as to any Person, any reimbursement obligations (including, in the case of Borrower, the Reimbursement Obligations) of such Person in respect of drafts that may be drawn under Letters of Credit, any reimbursement obligations of such Person in respect of surety bonds (including reimbursement obligations in respect of Construction Bonds), and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business, and (B) obligations (including indemnity obligations) under purchase contracts or sale contracts entered into in the ordinary course of business.

          "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Default" shall mean any of the events specified in Article 9 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Distribution" means any dividend or other distribution (whether in cash or other tangible property) with respect to any capital stock or other equity interest of any Person or any Subsidiary, or any payment (whether in cash or other tangible property) to any Person or Persons other than the Borrower, including any redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "EBITDA" means, for any period, the sum of (a) net income for such period, less (b) franchise taxes payable in Texas, plus (c) the following, to the extent deducted in calculating net income for such period, (i) depreciation expense and amortization expense for such period, (ii) interest expense in cost of goods sold for such period, and (iii) interest expense from operations for such period, all as determined for Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

          "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender,
(c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Agent, (ii) in the case of any assignment of a Commitment or portion thereof, the LC Issuers and the Swingline Lender, and (iii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower or any of Borrower's Affiliates or Subsidiaries.

          "Eligible Investor" means a commercial bank, savings bank, savings and loan association or other similar financial institution, insurance company or mutual fund having total assets of $3,000,000,000 or more, generally engaged in lending of the type contemplated by this Agreement and in full compliance with all FDIC Control Act requirements or other regulatory requirements.

          "Environmental Laws" means: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq. ("CERCLA"),
(ii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. 6901 et seq. ("RCRA"), (iii) the Clean Air Act, 42 U.S.C. 7401 et seq., (iv) the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., (v) the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., (vi) the Safe Drinking Water Act, 42 U.S.C. 300(E) et seq., (vii) the Refuse Act, 33 U.S.C. 407 et seq., (viii) the Texas Solid Waste Disposal Act, Tex. Health and Safety Code, Section 361.001 et seq., (ix) the Texas Clean Air Act, Tex. Health and Safety Code, Section 382.001 et seq., (x) the regulations promulgated pursuant to the aforesaid laws, or any of them, and (xi) all other federal, state or local laws, ordinances, orders, rules or regulations, now or hereafter existing, that directly and/or indirectly relate to air pollution, water pollution, noise control and/or the presence, storage, escape, seepage, leakage, emission, release, use, spillage, generation, transportation, handling, discharge, disposal or recovery of on-site or off-site hazardous or toxic substances, wastes or materials and/or underground storage tanks, and as each and any of the foregoing laws, ordinances, orders, rules or regulations may be amended or enacted from time to time.

          "Environmental Liability" means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, injunction, penalty or fine, cost of enforcement, cost of cleanup, removal, encapsulation or other remedial action, or any other cost or expense whatsoever, including, without limitation, reasonable attorneys' fees and reimbursements, resulting from the violation of any Environmental Law or the existence of Hazardous Material in violation of any Environmental Law, or the imposition of any Environmental Lien.

          "Environmental Lien" means a Lien in favor of any Person arising as a result of or securing (i) any liability under an Environmental Law or (ii) damages arising from or costs incurred by any Person in response to any actual or threatened Hazardous Discharge.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements" shall mean, for any day as applied to a LIBOR Rate Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.

          "Event of Default" shall mean any of the events specified in Article 9 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Excluded Taxes" means, with respect to Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section
3.10 hereof), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with
Section 3.6(e) hereof, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.6(a) hereof.

          "Existing Credit Agreement" shall have the meaning set forth in the introductory paragraphs of this Agreement.

          "Extension Request" shall have the meaning set forth in Section 2.7(b) hereof.

          "Facility Increase Request" shall have the meaning set forth in
Section 2.6(b)(i) hereof.

          "Facility L/C" shall mean an irrevocable standby Letter of Credit, including any extensions or renewals, (a) issued by an LC Issuer pursuant to this Agreement or (b) issued by an LC Issuer pursuant to the Existing Credit Agreement and which will remain in place as of the date of this Agreement, in which each Lender agrees to purchase a participation equal to its Ratable Share and the LC Issuer agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or any Subsidiary thereof in respect of obligations of Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which Borrower or such Subsidiary is or proposes to become a party in the ordinary course of Borrower's or such Subsidiary's real estate operations in the United States. The term "Facility L/C" shall not include any Letters of Credit issued by any Lender other than pursuant to this Agreement or as provided in clause (b) of this definition.

          "Facility L/C Application" shall have the meaning set forth in Section 2.15(a) hereof.

          "Facility L/C Collateral Account" shall have the meaning set forth in
Section 8.1 hereof.

          "Facility L/C Fee" shall mean a fee, payable with respect to each Facility L/C issued by an LC Issuer, in an amount per annum equal to the product of the face amount of such Facility L/C and the Applicable Facility L/C Rate, in each case as such Applicable Facility L/C Rate is determined on a daily basis during the period in respect of which such fee is payable hereunder.

          "Facility L/C Obligations" shall mean, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility L/Cs on such date, plus (ii) the aggregate unpaid amount of all Reimbursement Obligations on such date.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Agent on such Business Day on such transactions as determined by Agent.

          "Finished Lot" means a fully developed single-family residential lot owned by Borrower or any Subsidiary Guarantor with respect to which all development and construction work has been completed (including completion of all public or private roadways necessary to provide sufficient access to such lot and completion of all water, sanitary and storm sewer facilities in capacities sufficient for single-family residential use) so that such lot is ready and of sufficient size for a residence or condominium project to be constructed thereon. The term "Finished Lot" shall not include any land upon which the construction of a residential unit has commenced or lots that fall under the definition of a Presold Housing Unit and have all permitting necessary to commence construction in place.

          "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

          "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in Section 4.1 hereof affects the calculation of any financial covenant contained herein, Borrower, Lenders and Agent hereby agree to amend the Agreement to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements.

          "Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

          "Guarantors" means, collectively, the Owner Guarantors and the Subsidiary Guarantors.

          "Guaranty Agreements" means, collectively, the Owner Guaranty Agreement and the Subsidiary Guaranty Agreement.

          "Hazardous Discharge" means the happening of any event involving the presence, disposal, escape, seepage, leakage, emission, release, use, storage, spillage, discharge, investigation, cleanup, removal or remediation of any Hazardous Material which violates any Environmental Law.

          "Hazardous Material" shall mean one or more of the following substances:

               (a) those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" or "solid waste" in any one or more of the Environmental Laws or the Hazardous Material Transportation Act (49 U.S.C.) or in the regulations promulgated pursuant to said laws;

               (b) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

               (c) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state or local laws, orders, ordinances, rules or regulations; and

               (d) any material, waste or substances which are: (i) asbestos,
(ii) polychlorinated biphenyls, (iii) explosives, (iv) radioactive materials,
(v) gasoline, (vi) petroleum, (vii) petroleum products or (viii) related or similar materials or substances.

          "Housing Unit" means a single-family attached or detached dwelling (including a condominium), including the Lot on which such dwelling is located, that is or will be available for sale by Borrower or any Subsidiary Guarantor that is proposed to be in the Borrowing Base. Each "Housing Unit" is a Presold Housing Unit, a Speculative Housing Unit or a Model Housing Unit.

          "Housing Unit Closing" shall mean a closing of the sale of a Housing Unit by Borrower or a Subsidiary Guarantor to a bona fide purchaser for value that is not a Subsidiary or Affiliate of the Borrower.

          "Improvements" shall mean all Housing Units and any other improvements, buildings, structures, equipment and amenities located on the Lots owned by Borrower or any Subsidiary Guarantor.

          "Increase Date" shall have the meaning set forth in Section 2.6(b)(ii) hereof.

          "Indebtedness" shall mean, without duplication, with respect to any Person (a) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (b) obligations evidenced by debentures, notes, bonds, or other similar instruments; (c) obligations for the deferred purchase price of property (including, without limitation, seller financing of any inventory) or services; (d) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in such Person's consolidated balance sheet; (e) current liabilities in respect of unfunded vested benefits under

Plans and incurred withdrawal liability under any Multiemployer Plan; (f) obligations under acceptance facilities; (g) all Contingent Obligations, provided, however, that "Indebtedness" shall not include reimbursement obligations in respect of Performance Letters of Credit or guaranties of performance obligations (such as bid or performance surety bonds) except to the extent that any such reimbursement obligations or guaranties of performance obligations have been drawn or called upon; (h) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed (provided that if such Person has not assumed such obligation, such Indebtedness shall be deemed to be in an amount equal to the lesser of the aggregate amount of such Indebtedness and the fair market value of the property to which such Lien relates as determined in good faith by such Person); and (i) net liabilities under Interest Rate Contracts, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement).

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Indemnitee" shall have the meaning set forth in Section 11.6(b) hereof.

          "Indenture" shall mean that certain Indenture dated as of September 21, 2005 among Borrower, Ashton Woods Finance Co., the guarantors party thereto and U.S. Bank National Association, as trustee, as modified from time to time.

          "Intangible Assets" shall mean, at any time, the amount (to the extent reflected in determining consolidated stockholders or members equity of Borrower) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of Borrower prepared in accordance with GAAP.

          "Interest Coverage Ratio" shall mean, for any period, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

          "Interest Expense" means, for any period of four (4) consecutive fiscal quarters of Borrower, all interest incurred (whether expensed or capitalized and including interest on Subordinated Indebtedness) of Borrower on a consolidated basis for such period, as determined in accordance with GAAP.

          "Interest Payment Date" shall mean, (a) with respect to any ABR Loan (whether a Revolving Credit Loan or a Swingline Loan), the first day of each calendar month, commencing on the first of such days to occur after the first Borrowing Date, and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable thereto.

          "Interest Period" shall mean with respect to any LIBOR Rate Loan:

          (i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one month thereafter; and

          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one month thereafter;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (3) no Interest Period shall be for less than one month, and Borrower shall not select an Interest Period for a LIBOR Rate Loan as a Revolving Credit Loan if the last day of such Interest Period would be after the last day of the Commitment Period.

          "Interest Rate Contract" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance arrangement, or any other agreement or arrangement designed to provide protection against fluctuation in interest rates.

          "Inventory Valuation Date" shall mean (a) the second (2nd) to last Tuesday of the most recent calendar month with respect to which the Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 6.3 hereof or (b) if Borrower elects, pursuant to Section 6.4 hereof, to deliver a Borrowing Base Certificate as of a later date, such later date.

          "Joint Venture" shall mean any Person in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest and that is either
(i) identified on Schedule 5 hereto or (ii) identified by Borrower as a "Joint Venture" in a notice delivered to Agent from time to time after the Closing Date.

          "Land" shall mean land owned by Borrower or a Subsidiary Guarantor, which land is being developed or is held for future development or sale.

          "Land Value" means, at any time, the sum of the net book value of (a) Unimproved Entitled Land, (b) Lots Under Development, and (c) Finished Lots.

          "LC Issuer" shall mean Wachovia Bank in its capacity as issuer of Facility L/Cs hereunder, and any other Lender that may from time to time be designated as an LC Issuer in accordance with the provisions of Section 2.14 hereof.

          "Lenders" shall have the meaning set forth in the preamble hereof.

          "Lending Office" shall mean with respect to a Lender, the office, branch, subsidiary or affiliate of such Lender identified in the Administrative Questionnaire delivered by such Lender to Agent or otherwise selected by such Lender pursuant to Section 2.3(c) hereof.

          "Letter of Credit" of a Person shall mean a letter of credit or similar instrument which is issued by a financial institution upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

          "Level" shall mean the level of the Applicable Margin or Applicable Unused Fee Rate (as applicable) as designated in the table set forth in Section 2.5(b) hereof. The three Levels in such table are identified as Levels I through III, and Level I shall constitute the highest Level and Level III shall constitute the lowest Level.

          "Leverage Ratio" means, for any fiscal quarter of Borrower, the ratio of (a) Total Liabilities on the last day of such fiscal quarter to (b) Adjusted Tangible Net Worth on the last day of such fiscal quarter.

          "LIBOR Base Rate" shall mean, with respect to each LIBOR Rate Loan for the relevant Interest Period, the applicable British Bankers' Association London interbank offered rate for deposits in Dollars as reported by any generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period.

          "LIBOR Rate" shall mean, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                       LIBOR Base Rate
          ----------------------------------------
          1.00 - Eurocurrency Reserve Requirements

          "LIBOR Rate Loans" shall mean any Revolving Credit Loan when and to the extent that the interest rate thereon is determined by reference to the LIBOR Rate.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Little Shots" shall mean Little Shots Nevada L.L.C., a Nevada limited liability company.

          "Loan Documents" shall mean this Agreement, the Notes, the Guaranty Agreements and the Facility L/C Applications and all other documents (if any) from time to time executed and delivered by Borrower or a Guarantor that evidence, secure or guarantee any of the Obligations.

          "Loans" shall mean the Revolving Credit Loans and the Swingline Loans.

          "Lot" shall mean a Finished Lot or a lot that is part of Lots Under Development that Borrower or any Subsidiary Guarantor intends to make into a Finished Lot.

          "Lots Under Development" means all Unimproved Entitled Land with respect to which Borrower or any Subsidiary Guarantor has obtained all necessary approvals for its subdivision for residential housing units (including condominium units), and which Borrower or any Subsidiary Guarantor is actively developing into Finished Lots, or which Borrower or any Subsidiary Guarantor reasonably expects to begin development activity within a nine (9) month period; provided, however, that the term "Lots Under Development" shall not include any land upon which the construction of a residential housing unit has commenced.

          "Mandatory Borrowing" shall have the meaning set forth in Section 2.12(d) hereof.

          "Maturity Date" shall mean January 19, 2010 or such later date as determined in accordance with Section 2.7(b).

          "Maximum Swingline Amount" shall mean Ten Million Dollars
($10,000,000).

          "Model Housing Unit" shall mean a Housing Unit constructed in an ongoing active project initially for inspection by prospective purchasers that is not intended to be sold until all or substantially all other Housing Units in the applicable subdivision are sold.

          "Moody's" shall mean Moody's Investors Service, Inc., and any successor thereto.

          "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement as described in Section 3(37) of ERISA to which Borrower or any Commonly Controlled Entity is a party to which more than one employer is obligated to make contributions.

          "New Lender" shall have the meaning set forth in Section 2.6(b)(i) hereof.

          "Non-Recourse Indebtedness" means, with respect to any Person, any Indebtedness of such Person for which the owner of such Indebtedness has no recourse, directly or indirectly, to such Person for the principal of, premium, if any, and interest on such Indebtedness, and for which such Person is not directly or indirectly obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except with respect to Property of such Person pursuant to mortgages, deeds of trust or other security interests to which such Indebtedness relates, provided that recourse obligations or liabilities solely for fraud, environmental matters and other customary "non-recourse carve-outs" in respect of any Indebtedness will not prevent Indebtedness from being classified as Non-Recourse Indebtedness.

          "Note" or "Notes" shall mean a promissory note or notes substantially in the form of Exhibit C hereto, executed and delivered by Borrower payable to the order of a Lender, and delivered pursuant to Section 2.2, Section 2.6(b) or any other provision hereof, as the same may be modified, amended, supplemented or replaced from time to time.

          "Notice of Borrowing" shall have the meaning set forth in Section 2.3(a) hereof and shall be in the form of Exhibit H hereto.

          "Notice of Conversion/Continuation" shall have the meaning set forth in Section 3.1 hereof and shall be in the form of Exhibit I hereto.

          "Obligations" shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower and any Guarantor to the Lenders or to any Lender, Agent, LC Issuer or any Indemnitee arising under the Loan Documents and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any Affiliate thereof of any bankruptcy or similar proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

          "OFAC" shall mean the U.S. Department of the Treasury's Office of Foreign Assets Control.

          "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate outstanding principal amount of its Loans (other than Swingline Loans) outstanding at such time, plus (ii) an amount equal to its Ratable Share of the Facility L/C Obligations at such time, plus (iii) an amount equal to its Ratable Share of the Swingline Loans at such time.

          "Owner Guarantor" means each Person that is a party to the Owner Guaranty Agreement from time to time, which, as of the date of this Agreement, is each Person listed on Schedule 3 hereto.

          "Owner Guaranty Agreement" shall mean the First Amended and Restated Guaranty Agreement substantially in the form of Exhibit B-2 attached to this Agreement, executed by one or more Owner Guarantors in favor of Agent (for the benefit of the Lenders), as the same may be modified and supplemented and in effect from time to time.

          "Participant" has the meaning set forth in Section 11.7 (d) hereof.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Performance Letter of Credit" shall mean any Letter of Credit of Borrower or a Subsidiary that is issued for the benefit of a municipality, other governmental authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit of the proper and timely completion of construction work.

          "Permitted Liens" shall mean the following: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with worker's compensation, unemployment insurance or other social security, old age pension or public liability obligations (other than any Lien imposed by ERISA); (iii) Liens in favor of property owners' associations securing payment of assessments or other charges; (iv) easements, rights-of-way, restrictions, plats, declarations of covenants, conditions and restrictions, condominium declarations, or similar encumbrances on the use of real property which do not interfere with the ordinary conduct of business of Borrower or any Subsidiary Guarantor or materially detract from the value of such real property; (v) Liens in favor of a seller of Unimproved Entitled Land, Lots Under Development or Finished Lots requiring Borrower or any Subsidiary Guarantor to make a payment upon the future sale of such Unimproved Entitled Land, Lots Under Development or Finished Lots in an amount not to exceed five percent (5%) of the gross sales price or in the case of profit sharing agreements an amount that is reasonable and customary in the industry and market; and (vi) any Liens of mechanics, materialmen or material suppliers incurred in the ordinary course of business if, with respect to any such Liens securing Indebtedness that is past due, (A) such Liens are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof or (B) a corresponding deduction is made to the Borrowing Base Availability so as to deduct from the Borrowing Base Availability the amount secured by any such Lien on any asset included in the current Borrowing Base calculation.

          "Person" shall mean an individual, a partnership, a limited liability company, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a Governmental Authority or any other entity of whatever nature (including without limitation a joint venture).

          "Plan" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

          "Premises" shall mean Unimproved Entitled Land, Lots Under Development, Finished Lots, Housing Units, the improvements thereon, all fixtures, equipment, leases, rentals and personal property of any kind or character now or hereafter related to, situated on or used in connection with Unimproved Entitled Land, Lots Under Development, Finished Lots or Housing Units owned by Borrower or any Subsidiary Guarantor or in any improvements now or hereafter constructed thereon, and all related parts, accessions and accessories thereto and all replacements or substitutions therefor, as well as all other improvements, benefits and appurtenances now or hereafter placed thereon or accruing thereto.

          "Presold Housing Unit" means a Housing Unit which is subject to a valid, bona-fide agreement of sale that (a) is with an unrelated third-party purchaser, for fair market value, (b) provides for a cash deposit of an amount comparable with market standards for a percentage of the purchase price (if required by state law, deposits will be held either
(i) by an independent third party (i.e. a real estate broker) or (ii) in an escrow account of Borrower placed with a Lender), (c) is not subject to, or conditioned upon, the sale or lease by the purchaser of any existing real property owned by the purchaser, and (d) contains no contingency other than for a mortgage commitment which is not to exceed ninety-five percent (95%) of the gross sales price of the Housing Unit (or, if permitted by Agent in its reasonable discretion, any mortgage contingency for a loan in excess of ninety-five percent (95%) of the sales price so long as certification of pre-approval from a mortgage lender reasonably acceptable to Agent has been obtained), and which is not contingent upon the sale or lease of any other real estate (although if the financing commitment does include such sale or lease contingency, such contingency must be specifically excluded in the agreement of sale relating to such Housing Unit).

          "Prime Rate" means that interest rate so denominated and set by Wachovia Bank from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia Bank. Wachovia Bank lends at interest rates above and below the Prime Rate.

          "Proceeds after Default" shall have the meaning set forth in Article 9 hereof.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, which is owned by Borrower or any Subsidiary.

          "Public Indebtedness" means Indebtedness of Borrower or any Subsidiary evidenced by notes, debentures, or other similar instruments issued after the date of this Agreement pursuant to either (i) a registered public offering or
(ii) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law.

          "Quarterly Payment Date" shall have the meaning set forth in Section
2.18 hereof.

          "Ratable Share" shall mean, with respect to any Lender on any date, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

          "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

          "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness (or that refunds, refinances or extends any refunding, refinancing or extension of such Indebtedness), but only to the extent that:

          (i) the Refinancing Indebtedness is subordinated to or pari passu with the Obligations to the same extent as the Indebtedness being refunded, refinanced or extended,

          (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the then current maturity date of such Indebtedness,

          (iii) such Refinancing Indebtedness is in an aggregate amount that is equal to or less than the sum of the aggregate amount then outstanding plus all amounts committed but undisbursed under the Indebtedness being refunded, refinanced or extended,

          (iv) the Person or Persons liable for the payment of such Refinancing Indebtedness are the same Person or Persons (or successor(s) thereto) that were liable for the Indebtedness being refunded, refinanced or extended when such Indebtedness was initially incurred, and

          (v) such Refinancing Indebtedness is incurred within one hundred twenty (120) days after the Indebtedness being refunded, refinanced or extended is so refunded, refinanced or extended.

          "Register" has the meaning set forth in Section 11.7(c) hereof.

          "Reimbursement Obligations" shall mean Borrower's obligations to reimburse an LC Issuer as a result of draws on one or more Facility L/Cs.

          "Rejecting Lender" shall have the meaning set forth in Section 2.7(b) hereof.

          "Rejecting Lender's Facility Termination Date" shall have the meaning set forth in Section 2.7(b) hereof.

          "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

          "Required Lenders" shall mean, at any particular time, Lenders having at least 66-2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders having at least 66-2/3% of the aggregate amount of the Revolving Credit Loans then outstanding.

          "Requirement of Law" shall mean as to any Person, the Certificate (or Articles) of Incorporation, By-Laws (or Code of Regulations), or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, including without limitation all environmental laws, rules, regulations and determinations, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its properly is subject.

          "Responsible Officer" shall mean as to Borrower or any of its Subsidiaries, Tom Krobot or Bob Salomon or any person or persons succeeding them and assuming their responsibilities with respect to Borrower or such Subsidiary and, with respect to financial matters and matters described in Section 3.8 hereof, Seymour Joffe or Bob Salomon or any person or persons succeeding them and assuming their responsibilities with respect to Borrower or such Subsidiary.

          "Revolving Credit Loans" shall mean the revolving credit loans made pursuant to this Agreement that are more particularly described in Section 2.1 hereof.

          "S&P" shall mean Standard & Poor's Rating Services, and any successor thereto.

          "Sanctioned Entity" shall mean (i) an agency of the government of,
(ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

          "Secured Indebtedness" shall mean all Indebtedness of Borrower or any of its Subsidiaries (excluding Indebtedness owing to Borrower or any of its Subsidiaries) that is (a) secured by a Lien on assets of Borrower or any of its Subsidiaries or (b) supported by a guarantee of Borrower or any Subsidiary (including without limitation purchase money Indebtedness, Non-Recourse Indebtedness, obligations under sale/leaseback transactions and obligations under Capital Leases) and in either case is Indebtedness permitted under Section
7.9 hereof; provided, however, that Indebtedness under the Subordinated Notes shall not be Secured Indebtedness solely by reason of clause (b) of this definition.

          "Shareholder Notes" means (i) those notes identified on Schedule 4 hereto, and (ii) any other notes like those notes referenced in clause (i) of this definition that are unsecured, subordinated to the Obligations pursuant to provisions satisfactory to Agent, contain repayment and other provisions satisfactory to Agent in its sole discretion and in the aggregate (together with the notes referred to in clause (i) of this definition) do not exceed $15,000,000 at any time outstanding.

          "Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan (as defined in ERISA).

          "Speculative Housing Unit" shall mean any Housing Unit owned by Borrower or any Subsidiary Guarantor that is not a Presold Housing Unit or a Model Housing Unit.

          "Subordinated Indebtedness" shall mean, at any date, (i) the unsecured Indebtedness of Borrower or any Subsidiary under the Subordinated Notes outstanding at such date, (ii) Indebtedness evidenced by the Shareholder Notes and outstanding at such date, and (iii) all other future unsecured subordinated Indebtedness of Borrower, the terms and manner (including without limitation the terms and manner with respect to subordination) of which are satisfactory to Agent in its sole discretion and approved in writing by Agent and which is subordinate to the Obligations.

          "Subordinated Notes" means the 9.5% Senior Subordinated Notes due 2015 issued pursuant to the Indenture and any other notes, debentures or other similar instruments issued by the Borrower or any Subsidiary after the date of this Agreement pursuant to either (i) a registered public offering or (ii) a private placement of such instruments in accordance with an exemption from registration under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 or similar law, and which meet the following requirements:

               (a) the maturity date of, and any amortization pursuant to, such instruments must be a date at least twelve (12) months after the Maturity Date;

               (b) such instruments must contain subordination and other provisions satisfactory to the Agent in its sole discretion (including without limitation standstill provisions and provisions requiring blockage of all payments thereunder for a period of at least 179 days upon the occurrence of an Event of Default); and

               (c) any covenants, terms, provisions and events of default contained in such instruments (or in any agreement or indenture under which such instruments are issued) must be less restrictive, taken as a whole, than the covenants, terms, provisions and events of default in this Agreement, as determined by Agent in its sole discretion.

          "Subsidiary" shall mean, as to any Person, a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and with respect to Borrower shall include all Subsidiaries of Subsidiaries of Borrower, provided that no Joint Venture will be a Subsidiary. Unless otherwise specified, "Subsidiary" means a Subsidiary of Borrower (including Subsidiaries of Subsidiaries).

          "Subsidiary Guarantor" shall mean each of Borrower's Subsidiaries listed on Schedule 2 hereto and each Subsidiary of Borrower which becomes a "Subsidiary Guarantor" pursuant to a Supplemental Subsidiary Guaranty as provided in Section 6.13 (a) hereof.

          "Subsidiary Guaranty Agreement" shall mean the First Amended and Restated Guaranty Agreement substantially in the form of Exhibit B-1 attached to this Agreement, executed by one or more Subsidiary Guarantors in favor of Agent (for the benefit of the Lenders), as the same shall be modified and supplemented and in effect from time to time.

          "Subsidiary Owner Guaranty" shall have the meaning set forth in the Owner Guaranty Agreement.

          "Supplemental Subsidiary Guaranty" shall have the meaning set forth in the Subsidiary Guaranty Agreement.

          "Swingline Expiry Date" shall mean the date which is five (5) Business Days prior to the Maturity Date.

          "Swingline Lender" means Wachovia Bank in its capacity as lender of Swingline Loans.

          "Swingline Loan" shall have the meaning set forth in Section 2.12 hereof.

          "Tangible Net Worth" shall mean, at any date, (a) the sum of (i) the consolidated stockholders or members equity of Borrower determined in accordance with GAAP plus (ii) the outstanding principal amount of Shareholder Notes, less
(b) Intangible Assets, all determined as of such date.

          "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

          "Total Liabilities" means (a) all liabilities as shown on Borrower's consolidated balance sheet in accordance with GAAP (including any Subordinated Notes) excluding trade payables in the normal course of business, bonus accruals outstanding less than sixty (60) days, and excluding Shareholder Notes payable,
(b) all outstanding loan balances associated with recourse obligations of Borrower or any Subsidiary not shown on Borrower's consolidated balance sheet including guarantees, (c) the principal amount of all surety bonds, letters of credit and/or tri-party agreements whether presented for payment or not but excluding performance related liabilities for which payment has not been demanded, by the beneficiary and for which reimbursement by Borrower or any Subsidiary has not been made, and (d) net liabilities of Borrower or any of its Subsidiaries under Interest Rate Contracts.

          "Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500, or amendment thereof or successor thereto referenced in any LC Issuer's issued letters of credit.

          "Unimproved Entitled Land" means land owned by Borrower or any Subsidiary Guarantor which is zoned to permit single-family residential development (attached or detached) as a use by right (or comparable classification under local law).

          "Unused Fee" shall have the meaning set forth in Section 2.4 hereof.

          "Wachovia Bank" means Wachovia Bank, National Association, a national banking association.

          1.2 Other Definitional Provisions.

               (a) All terms defined in this Agreement shall have the defined meanings when used in any other Loan Document unless otherwise defined therein.

               (b) As used herein or in any other Loan Document, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 hereof, to the extent not defined, shall have the respective meanings given to them under GAAP.

               (c) Any reference to "value" of property shall mean the lower of cost or market value of such property, determined in accordance with GAAP.

               (d) The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements and amendments thereof; terms otherwise defined herein have the same meanings throughout this Agreement.

               (e) "Hereunder," "herein," "hereto," "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; and the singular includes the plural and conversely.

          ARTICLE 2: AMOUNT AND TERMS OF COMMITMENTS, REVOLVING CREDIT LOANS, SWINGLINE LOANS AND FACILITY L/CS

          2.1 Commitments.

               (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Loans to Borrower from time to time during the Commitment Period, and to purchase undivided interests and participations in Facility L/Cs in accordance with Section 2.16 hereof, in an aggregate principal amount of Revolving Credit Loans made by such Lender and of such Lender's Ratable Share of the Facility L/C Obligations not to exceed at any time outstanding the amount set forth in Schedule 1 hereto (such Lender's obligations to make Revolving Credit Loans and to purchase undivided interests and participations in Facility L/Cs in accordance with Section 2.16 hereof in such amounts, as reduced, increased or otherwise modified from time to time pursuant to the terms of this Agreement, being herein referred to as such Lender's "Commitment"), subject to the limitations set forth in Section 2.1(b) hereof.

               (b) No Revolving Credit Loan or Swingline Loan shall be made, nor shall any Facility L/C be issued, that would have the effect of increasing the then outstanding amount of the Borrowing Base Indebtedness to an amount exceeding the Borrowing Base as of the most recent Inventory Valuation Date, provided that a Revolving Credit Loan shall not be deemed to have increased the amount of the Borrowing Base Indebtedness if, and only to the extent that, the proceeds of such Revolving Credit Loan are immediately used to repay a Swingline Loan.

               (c) No Revolving Credit Loans shall be made at any time that any Swingline Loan is outstanding, except for Revolving Credit Loans that are used, in whole or in part, on the day on which made, to repay in full the outstanding principal balance of the Swingline Loans. During the Commitment Period and as long as no Default or Event of Default exists, Borrower may borrow, prepay in whole or in part and reborrow Revolving Credit Loans, all in accordance with the terms and conditions hereof.

               (d) Subject to the terms and conditions of this Agreement (including the limitations on the availability of LIBOR Rate Loans and including the termination of the Aggregate Commitment as set forth in Article 9 hereof), the Revolving Credit Loans may from time to time be (i) LIBOR Rate Loans, (ii) ABR Loans, or (iii) a combination thereof, as determined by Borrower and notified to Agent in accordance with Section 2.3 hereof, provided that no Revolving Credit Loan shall be made as a LIBOR Rate Loan after the day that is one month prior to the last day of the Commitment Period.

          2.2 Notes. The Revolving Credit Loans made by Lenders pursuant hereto shall be evidenced by Notes, payable to the order of each Lender in the amount of its Commitment and evidencing the obligation of Borrower to pay the aggregate unpaid principal amount of the Revolving Credit Loans made by such Lender, with interest thereon as prescribed in Section 2.5 hereof. Each Lender is hereby authorized to record electronically or otherwise the date and amount of each Revolving Credit Loan disbursement made by such Lender, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall be conclusive absent manifest error as to the accuracy of the information so recorded; provided, however, the failure of such Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other Obligation due hereunder or under the Notes in accordance with the terms hereof and thereof. Each Note shall (a) be dated as of the date hereof, (b) be stated to mature on the Maturity Date, which Maturity Date may be extended as provided in Section 2.7 hereof, and (c) bear interest for the period from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Section 2.5 hereof. Interest on each Revolving Credit Loan shall be payable as specified in Section
2.5 hereof.

          2.3 Procedure for Borrowing.

               (a) Borrower may borrow under the Commitments (subject to the limitations on the availability of LIBOR Rate Loans), during the Commitment Period, provided Borrower shall give Agent written notice (the "Notice of Borrowing"), which Notice of Borrowing must be received (i) prior to 11:00 a.m., Charlotte, North Carolina time, at least three (3) Business Days prior to the requested Borrowing Date for any borrowing of LIBOR Rate Loans, or (ii) prior to 10:00 a.m., Charlotte, North Carolina time on or before the requested Borrowing Date for any borrowing of ABR Loans, which Notice of Borrowing shall be irrevocable. Each Notice of Borrowing shall specify (A) the Borrowing Date (which shall be a Business Day), (B) the amount of the requested borrowing and(C) whether the borrowing is to be of LIBOR Rate Loans or ABR Loans. Each borrowing pursuant to the Commitments shall be in the principal amount (1) in the case of ABR Loans, of $1,000,000 or any larger amount which is an even multiple of $100,000, and (2) in the case of LIBOR Rate Loans, of $10,000,000 or any larger amount which is an even multiple of $1,000,000.

               (b) Subject to satisfaction of the terms and conditions of this Agreement, each Lender shall deposit funds with Agent for the account of Borrower by 2:00 p.m. Charlotte, North Carolina time on the Borrowing Date by wire transfer or other immediately available funds equal to its Ratable Share of the Revolving Credit Loans to be made on the Borrowing Date. The Loan(s) will then promptly be made available to Borrower by Agent crediting the account of Borrower on the books of Agent with the aggregate amounts made available to Agent by Lenders, and in like funds as received by Agent.

               (c) Each Lender may book its Loans and its participations in Facility L/Cs at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Loans and the Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office. Each Lender and LC Issuer may, by written notice to the Agent and Borrower in accordance with
Section 11.2 hereof, designate replacement or additional Lending Offices through which Loans will be made by it or Facility L/Cs will be issued by it and for whose account Loan payments or a payment with respect to Facility L/Cs are to be made.

               (d) Each ABR Loan shall continue as an ABR Loan unless and until such ABR Loan is converted into a LIBOR Rate Loan pursuant to Section 3.1 hereof or is repaid in accordance with Section 2.11 hereof. Each LIBOR Rate Loan shall continue as a LIBOR Rate Loan until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Loan shall be automatically converted into an ABR Loan unless (x) such LIBOR Loan is or was repaid in accordance with Section 2.11 hereof or (y) such LIBOR Rate Loan is continued as a LIBOR Rate Loan in accordance with Section 3.1 hereof.

               (e) Notwithstanding anything to the contrary in this Agreement, Borrower may submit no more than two (2) Notices of Borrowing in any calendar month.

          2.4 Unused Fee. Borrower agrees to pay to Agent for the benefit of each Lender an unused fee (the "Unused Fee") for the Commitment Period, computed at the Applicable Unused Fee Rate per annum on the average daily unused amount of each Lender's Commitment during the Commitment Period, payable quarterly in arrears and due on each Quarterly Payment Date and on the last day of the Commitment Period, commencing on the first of such dates to occur after the date of this Agreement. For purposes of determining the unused portion of the Aggregate Commitment and the unused portion of a Lender's Commitment hereunder, the Aggregate Commitment shall be deemed used to the extent of the aggregate face amount of the outstanding Facility L/Cs and Revolving Credit Loans and such Lender's Commitment shall be deemed used to the extent of such Lender's Ratable Share of the aggregate face amount of the outstanding Facility L/Cs and Revolving Credit Loans made by such Lender. For purposes of determining the Unused Fee payable to a Swingline Lender, its Swingline Loans shall be treated as usage of its Commitment.

          2.5 Interest; Default Interest.

               (a) Except as provided in Section 2.5(d) hereof, (i) the Revolving Credit Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to (y) in the case of ABR Loans, the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin in effect for such day (provided that, notwithstanding the table below, on any day that the Alternate Base Rate is determined pursuant to the second proviso of the definition of "Alternate Base Rate" in Section 1.1 hereof, the Applicable ABR Margin for such day shall be 0%), and (z) in the case of LIBOR Rate Loans, the LIBOR Rate determined for the Interest Period applicable thereto, plus the Applicable LIBOR Margin in effect on the first day of such Interest Period, and (ii) the Swingline Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin in effect for such day, plus 0.25%.

               (b) The Applicable Margins and the Applicable Unused Fee Rate shall be determined by reference to the Leverage Ratio in accordance with the following table and the provisions of this Section 2.5(b):

                             LEVEL I                 LEVEL II                LEVEL III
                             -------                 --------                ---------
Leverage Ratio               Less than or equal to   Greater than 1.00 to    Greater than 1.50 to 1.00
                             1.00 to 1.00            1.00 but less than or
                                                     equal to 1.50 to 1.00

Applicable LIBOR Margin      1.25%                   1.50%                   1.75%
and Applicable Facility
L/C Rate

Applicable ABR Margin        1.25%                   1.50%                   1.75%

Applicable Unused Fee Rate   0.20%                   0.20%                   0.25%

               (c) The Applicable Unused Fee Rate, the Applicable Facility L/C Rate and the Applicable ABR Margin shall be adjusted from time to time, effective on the fifth (5th) Business Day following delivery by Borrower, pursuant to Section 6.1(a) or (b) hereof, of annual or quarterly financial statements evidencing a change in the Leverage Ratio. The Applicable LIBOR Margin in respect of any LIBOR Rate Loan shall be adjusted from time to time effective on the first day of the Interest Period for any LIBOR Rate Loan after the fifth (5th) Business Day following the delivery by Borrower, pursuant to
Section 6.1(a) or (b) hereof, of annual or quarterly financial statement evidencing a change in the Leverage Ratio.

               (d) As of the date of this Agreement, the Applicable Margins and Applicable Unused Fee Rate are at Level II.

               (e) If all or a portion of the principal amount of any of the Revolving Credit Loans made hereunder (whether as ABR Loans or LIBOR Rate Loans or a combination thereof) or the Swingline Loans or any installment of interest on any Revolving Credit Loan or Swingline Loan or any Unused Fee or Facility L/C Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise and after any applicable opportunity to cure), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on any Revolving Credit Loan or Swingline Loan or any overdue payment of Unused Fee or Facility L/C Fee hereunder shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, plus four percent (4%), from the date of such non-payment until paid in full (before, as well as after, judgment); provided, however, if all or any portion of any principal on any Revolving Credit Loan made as a LIBOR Rate Loan hereunder shall not be paid when due and the then current Interest Period for such LIBOR Rate Loan has not yet expired, the entire principal amount of such LIBOR Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such LIBOR Rate Loan shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of four percent (4%) plus the applicable non-default interest rate (which is the sum of the applicable LIBOR Rate and the Applicable LIBOR Margin) on such LIBOR Rate Loan then in effect from the date of such non-payment until the expiration of the then current Interest Period with respect to such LIBOR Rate Loan (before, as well as after, judgment); thereafter, the entire principal amount of such LIBOR Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such LIBOR Rate Loan shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, plus four percent (4%), until paid in full (before, as well as after, judgment).

               (f) Interest shall be payable in arrears and shall be due on each Interest Payment Date and on the last day of the Commitment Period.

          2.6 Termination, Reduction or Increase of Aggregate Commitment.

               (a) (i) Borrower shall have the right to terminate the Aggregate Commitment or, from time to time (and so long as no Event of Default exists), reduce the amount of the Aggregate Commitment, upon not less than five (5) Business Days' written notice to each Lender specifying either a reduction (and the amount of such reduction) or termination.

               (ii) Any such reduction of the Aggregate Commitment shall be in the amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the amount of the Aggregate Commitment then in effect. Any such reduction shall be accompanied by (A) prepayment of the Revolving Credit Loans made hereunder to the extent, if any, that the sum of the amount of such Revolving Credit Loans, Swingline Loans and the Facility L/C Obligations then outstanding exceeds the amount of the Aggregate Commitment, as then reduced, together with accrued interest on the amount so prepaid to the date of such prepayment (provided that (i) no more than two (2) prepayments may be made in any calendar month, (ii) prepayments shall be applied, first, to Base Rate Loans and any excess to LIBOR Loans, and (iii) each prepayment must be in an amount equal to at least $250,000), and (B) if a Revolving Credit Loan is a LIBOR Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to Section 3.5 hereof. If after giving effect to any reduction of the Aggregate Commitment, the Maximum Swingline Amount or the aggregate principal amount of the Facility L/C Obligations permitted pursuant to Section 2.15(c)(ii) hereof exceeds the Aggregate Commitment, the Maximum Swingline Amount or the aggregate principal amount of Facility L/C Obligations permitted pursuant to Section 2.15(c)(ii) hereof shall be reduced (or, in the case of Facility L/C Obligations, reduced or cash collateralized) by such excess.

               (iii) Any such termination of the Commitment shall be accompanied
(A) by prepayment in full of the Loans then outstanding hereunder, together with accrued


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

interest thereon to the date of such prepayment, and the payment of any unpaid Unused Fee then accrued hereunder; (B) with respect to Facility L/Cs, by Borrower's compliance with the terms of Section 2.15 hereof; and (C) if a Revolving Credit Loan is a LIBOR Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to
Section 3.5 hereof.

               (iv) Any such reduction or termination of the Aggregate Commitment shall be allocated to each Lender's Commitment ratably in accordance with its Ratable Share.

               (b) (i) Subject to the provisions of this Section 2.6(b), Borrower may, at any time and from time to time, request ("Facility Increase Request"), by notice to Agent, an increase of the Aggregate Commitment within the limitations hereinafter set forth, which Facility Increase Request shall set forth the amount of such requested increase. Within twenty (20) days of such Facility Increase Request, the Aggregate Commitment may be so increased either by having one or more Eligible Assignees (other than Lenders then holding a Commitment hereunder) approved by Borrower and Agent (which consents will not be unreasonably withheld) (each a "New Lender") become Lenders hereunder and/or by having any one or more Lenders then holding a Commitment hereunder (at their respective election in their sole discretion) that have been approved by Borrower and Agent (which consents will not be unreasonably withheld) increase the amount of their Commitments (any such Lender that elects to increase its Commitment and any New Lender being hereinafter referred to as an "Additional Lender"), provided that (A) unless otherwise agreed by Borrower and Agent, the Commitment of any New Lender shall not be less than $10,000,000 and (B) unless otherwise agreed by Borrower and Agent, the increase in the Commitment of any Lender shall be not less than $5,000,000; (C) the Aggregate Commitment shall not exceed $400,000,000; (D) Borrower and each Additional Lender shall have executed and delivered a commitment and acceptance (the "Commitment and Acceptance") substantially in the form of Exhibit D hereto and Agent shall have accepted and executed the same (which acceptance shall not be unreasonably withheld); (E) Borrower shall have executed and delivered to Agent a Note or Notes payable to the order of each Additional Lender, each such Note to be in the amount of such Additional Lender's Commitment or increased Commitment (as applicable); (F) Borrower shall have delivered to Agent an opinion of counsel (substantially similar to the form of opinion attached hereto as Exhibit E, modified to apply to the increase in the Aggregate Commitment and each Note and Commitment and Acceptance executed and delivered in connection therewith); (G) the Guarantors shall have delivered to Agent a written instrument confirming their consent to the new Commitments or increases in Commitments (as applicable) and that their Guaranty Agreements continue in full force and effect; (H) Borrower and each Additional Lender shall otherwise have executed and delivered such other instruments and documents as Agent shall have reasonably requested in connection with such new Commitment or increase in a Commitment (as applicable); (I) Borrower shall pay (i) to the Agent for the account of the Additional Lenders an upfront fee related to the increased Commitments and (ii) to the Agent or its affiliate an arrangement fee related to the Facility Increase Request, and such fees shall be in an amount to be determined by Borrower and Agent, and payable on the Increase Date; and (J) no Default or Event of Default shall exist on the Increase Date after giving effect to the increase in the Aggregate Commitment. The form and substance of the documents required under clauses (D) through (H) above shall be fully acceptable to Agent in its reasonable discretion. Agent shall provide written notice to


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

Lenders following any such increase in the Aggregate Commitment hereunder and shall furnish to Lenders, upon request, copies of the Commitment and Acceptance.

               (ii) On the effective date of any increase in the Aggregate Commitment pursuant to the provisions hereof ("Increase Date"), which Increase Date shall be mutually agreed upon by Borrower, each Additional Lender and Agent, each Additional Lender shall make a payment to Agent in an amount sufficient, upon the application of such payments by all Additional Lenders to the reduction of the outstanding ABR Loans (other than Swingline Loans) held by Lenders, to cause the principal amount outstanding under such ABR Loans made by all Lenders (including any Additional Lender) to be in the proportion of their respective Commitments (as of such Increase Date). Borrower hereby irrevocably authorizes each Additional Lender to fund to Agent the payment required to be made pursuant to the immediately preceding sentence for application to the reduction of the outstanding ABR Loans held by each Lender, and each such payment shall constitute a ABR Loan hereunder. Such Additional Lender shall not participate in any LIBOR Rate Loans that are outstanding on the Increase Date, but, if Borrower shall, at any time on or after such Increase Date, convert or continue any LIBOR Rate Loans outstanding on such Increase Date, Borrower shall be deemed to repay such LIBOR Rate Loans on the date of the conversion or continuation thereof and then to reborrow as a LIBOR Rate Loan a like amount on such date (regardless of whether the conditions precedent to borrowing have been satisfied) so that each Additional Lender shall make a LIBOR Rate Loan on such date in its Ratable Share of such LIBOR Rate Loans. Each Additional Lender shall also advance its Ratable Share of all Revolving Credit Loans made on or after such Increase Date and shall otherwise have all of the rights and obligations of a Lender hereunder on and after such Increase Date. Notwithstanding the foregoing, upon the occurrence of an Event of Default prior to the date on which an Additional Lender is holding Revolving Credit Loans equal to its Ratable Share of all Revolving Credit Loans hereunder, such Additional Lender shall, upon notice from Agent, on or after the date on which the Obligations are accelerated or become due following such Event of Default, pay to Agent (for the account of the other Lenders, to which the Agent shall pay their pro rata shares upon receipt) a sum equal to such Additional Lender's Ratable Share of each Revolving Credit Loan then outstanding with respect to which such Additional Lender does not then hold its Ratable Share thereof.

               (iii) On the Increase Date and the making of the Loans by an Additional Lender in accordance with the provisions of the first sentence of
Section 2.6(b)(ii) hereof, such Additional Lender shall also be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, from Lenders party to this Agreement immediately prior to the Increase Date, an undivided interest and participation in any Facility L/C then outstanding, ratably, such that all Lenders (including each Additional Lender) hold participation interests in each such Facility L/C in the proportion of their respective Commitments (taking into account the increase in the Aggregate Commitment that is effective on such Increase Date).

               (iv) Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of any Lender to increase its Commitment hereunder at any time or a commitment or agreement on the part of Borrower or Agent to give or grant any Lender the right to increase its Commitment hereunder at any time.


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

          2.7 Maturity Date of Commitment; Extension.

               (a) Unless earlier terminated pursuant to the terms of this Agreement, the Aggregate Commitment shall terminate on the Maturity Date, and the unpaid balance of the Revolving Credit Loans and Swingline Loans and all other unpaid Obligations outstanding shall be paid on the Maturity Date

               (b) Not more than once in any fiscal year of Borrower, Borrower may request an extension of the Maturity Date to the first anniversary of the then scheduled Maturity Date by submitting a request for an extension (the "Extension Request") to Agent not less than 180 days prior to the then scheduled Maturity Date. Promptly upon (but not later than five (5) Business Days after) Agent's receipt and approval of the Extension Request, Agent shall deliver to each Lender a copy of, and shall request each Lender to approve, the Extension Request. Each Lender approving the Extension Request shall deliver its written approval no later than 60 days after such Lender's receipt of the Extension Request. If the written approval of the Extension Request by Lenders whose Ratable Shares equal or exceed 66-2/3% in the aggregate is received by the Agent within such 60-day period and provided no Default or Event of Default exists on the effective date of such extension, the Maturity Date shall be extended as specified in the Extension Request but only with respect to Lenders that have given their written approval. Borrower shall pay to the Lenders approving the extension an extension fee in an amount to be determined by Borrower and Agent, payable on the effective date of such extension. Except to the extent that a Lender that did not give its written approval to such Extension Request ("Rejecting Lender") is replaced as provided in Section 3.10 hereof, the Loans and all interest thereon, fees and other Obligations owed to such Rejecting Lender shall be paid in full on the Maturity Date as determined prior to such Extension Request (the "Rejecting Lender's Facility Termination Date").

               (c) If Lenders whose Ratable Shares equal or exceed 66-2/3% in the aggregate approve the Extension Request, Borrower, upon notice to Agent and any Rejecting Lender, may, subject to the provisions of the next to the last sentence of Section 2.7(d) hereof, terminate the Commitment of such Rejecting Lender (or such portion of such Commitment that is not assigned to a Replacement Lender in accordance with Section 3.10 hereof), which termination shall occur as of a date set forth in Borrower's notice but in no event more than thirty (30) days following such notice. The termination of a Lender's Commitment shall be effected in accordance with Section 2.7 (d) hereof.

               (d) If Borrower elects to terminate a Commitment of a Rejecting Lender as provided in Section 2.7(c), Borrower shall pay to the Rejecting Lender on the effective date of such termination all Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.9 and 3.5 hereof and the Unused Fee and Facility LC Fee payable to such Rejecting Lender. Upon request by Borrower or Agent, the Rejecting Lender will deliver to Borrower and Agent a letter setting forth the amounts payable to such Rejecting Lender as set forth above. Upon the termination of such Rejecting Lender's Commitment and payment of the amounts provided for in the immediately preceding sentence, Borrower shall have no further obligations to such Rejecting Lender under this Agreement and


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

such Rejecting Lender shall cease to be a Lender, provided, however, that such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.9, 3.5, 3.6 and 11.6 hereof, as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 11.6(c) hereof with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender's Commitment. If, as a result of the termination of the Rejecting Lender's Commitment, any payment of a LIBOR Rate Loan occurs on a day which is not the last day of the applicable Interest Period, Borrower shall pay to Agent for the benefit of Lenders (including any Rejecting Lender) any loss or cost incurred by Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 3.5 hereof. Upon the effective date of the termination of the Rejecting Lender's Commitment, the Aggregate Commitment shall be reduced by the amount of the terminated Commitment of the Rejecting Lender, and each other Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the next to the last sentence of this Section 2.7(d)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Facility L/C then outstanding, ratably, such that each Lender (excluding the Rejecting Lender but including any replacement Lender that acquires an interest hereunder from such Rejecting Lender) holds a participation interest in each Facility L/C in proportion to the ratio that such Lender's Commitment (upon the effective date of such termination of the Rejecting Lender's Commitment) bears to the Aggregate Commitment (as reduced by the termination of such Rejecting Lender's Commitment or a part thereof). Notwithstanding the foregoing, if, upon the termination of the Commitment of such Rejecting Lender, the sum of the outstanding principal balance of the Loans and the Facility L/C Obligations would exceed the Aggregate Commitment (as reduced), Borrower may not terminate such Rejecting Lender's Commitment unless Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Loans or causes to be canceled, released and returned to the applicable LC Issuer outstanding Facility L/Cs or deposits cash into the Facility L/C Collateral Account in sufficient amounts in the aggregate such that, on the effective date of such termination, the Aggregate Outstanding Credit Exposure does not exceed the sum of the Aggregate Commitment (as reduced) and the amounts held in the Facility L/C Collateral Account. In the event that Borrower makes such deposit into the Facility L/C Collateral Account, such deposits shall be applied by Agent to pay to the applicable LC Issuer amounts drawn on any Facility L/C that are not reimbursed by Borrower and, provided no Default or Event of Default has occurred that is continuing, shall be returned to Borrower when the Aggregate Outstanding Credit Exposure equals or is less than the Aggregate Commitment.

          2.8 Computation of Interest and Fees. Unused Fees and interest in respect of the Loans shall be calculated on the basis of a 360-day year for the actual days elapsed; provided, however, that interest calculated based on the rate set forth in the second proviso of the definition of "Alternative Base Rate" shall be calculated on the basis of a 365/366-day year for the actual days elapsed. Any change in the interest rate on the Loans and the Notes resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business of the day on which such change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective, without notice to Lenders or Borrower. However, Agent shall give Borrower and Lenders prompt notice of all changes in the Alternate Base Rate or the Eurocurrency Reserve Requirements. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Lenders and Borrower in the absence of manifest error.


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

          2.9 Increased Costs. (a) If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Eurocurrency Reserve Requirements) or LC Issuer;

               (ii) subject any Lender or LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Facility L/C, any participation in a Facility L/C or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.6 hereof and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

               (iii) impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Facility L/C or participation therein (except the Eurocurrency Reserve Requirement);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Facility L/C (or of maintaining its obligation to participate in or to issue any Facility L/C), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the LC Issuer, Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

               (b) If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any Lending Office of such Lender or such Lender's or LC Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or LC Issuer's capital or on the capital of such Lender's or LC Issuer's holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Facility L/Cs held by, such Lender, or the Facility L/Cs issued by such LC Issuer, to a level below that which such Lender or LC Issuer or such Lender's or such LC Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or LC Issuer's policies and the policies of such Lender's or LC Issuer's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender's or the LC Issuer's holding company for any such reduction suffered.

               (c) A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten
(10) days after receipt thereof.

               (d) Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the LC Issuer's right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or LC Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

          2.10 Use of Proceeds. The proceeds of the Loans made hereunder shall be used by Borrower to finance the acquisition and development of land and lots and the construction of residential homes and construction projects within the continental United States.

          2.11 Payments; Pro Rata Treatment.

               (a) Each borrowing by Borrower from Lenders hereunder (other than a Swingline Loan), each payment (including each prepayment (other than a prepayment pursuant to Section 2.7(d))) by Borrower on account of principal of and interest on the Revolving Credit Loans, each payment by Borrower on account of any Unused Fee hereunder and any reduction of the Commitments (in each case, other than pursuant to Section 2.7(d)) shall be made pro rata according to the respective Lenders' Ratable Shares. All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 11:00 a.m., Charlotte, North Carolina time, on the due date thereof to Agent, for the account of Lenders, at Agent's office at 301 South College Street, Charlotte, North Carolina, or at such other office as directed by Agent from time to time, in Dollars and in immediately available funds. Agent shall promptly distribute such payments to Lenders upon receipt in like funds as received. If any payment hereunder on an ABR Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment hereunder on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

               (b) Borrower may from time to time pay, without penalty or premium, all outstanding ABR Loans, or, in a minimum aggregate amount of $250,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding ABR Loans upon notice to Agent not later than 11:00 a.m. Charlotte, North Carolina time on the date of payment. Borrower may from time to time pay, subject to the payment of any indemnification amounts required by

Section 3.5 but without penalty or premium, all outstanding LIBOR Rate Loans, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding LIBOR Rate Loans upon notice to Agent not later than 10:00 a.m. Charlotte, North Carolina time on the date of payment; provided, that, notwithstanding the foregoing, other than any prepayment of Revolving Credit Loans made by Borrower in order to comply with Section 6.4 hereof, no more than two prepayments of Revolving Credit Loans may be made each calendar month.

          2.12 Swingline Loans.

               (a) Subject to the terms and conditions of this Agreement, Swingline Lender agrees to make at any time and from time to time after the initial Borrowing Date and prior to the Swingline Expiry Date swingline loans to Borrower ("Swingline Loans"), which Swingline Loans (i) shall be made and maintained as ABR Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed, in aggregate principal amount at any one time outstanding, the lesser of
(A) the Maximum Swingline Amount and (B) the amount by which Swingline Lender's Commitment exceeds its share of the sum of all Revolving Credit Loans and Facility L/C Obligations and (v) shall be subject to the limitations set forth in Section 2.1(b) hereof; provided, however, that after giving effect to any Swingline Loan, (A) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (B) the aggregate outstanding amount of the Revolving Credit Loans of any Lender plus such Lender's Ratable Share of the Facility L/C Obligations and outstanding Swingline Loans shall not exceed such Lender's Commitment. Swingline Lender will not make a Swingline Loan after it has received written notice from Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as Swingline Lender shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default, as required by this Agreement.

               (b) Borrower shall give Swingline Lender irrevocable telephonic or written notice prior to 11:00 a.m., Charlotte, North Carolina time on the requested Borrowing Date specifying the amount of the requested Swingline Loan which shall be in a minimum amount of $500,000 or whole multiples of $100,000 in excess thereof. The Swingline Loans will then be made available to Borrower by Swingline Lender by crediting the account of Borrower on the books of Swingline Lender.

               (c) The Swingline Loans shall be evidenced by the Note held by Swingline Lender. Swingline Lender is hereby authorized to record electronically or otherwise the date and amount of each Swingline Loan, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute conclusive evidence of the accuracy of the information so recorded absent manifest error, provided, however, the failure of Swingline Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other amount due hereunder in accordance with the terms hereof and thereof. The Swingline Loan shall (i) mature on the Swingline Expiry Date, and (ii) bear interest for the period from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Section 2.5 hereof. Interest on each Swingline Loan shall be payable as specified in Section 2.5 hereof.

               (d) Swingline Lender, at any time and in its sole and absolute discretion, may (and, not later than four (4) Business Days after the making of a Swing Line Loan, shall), on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on Borrower's behalf), request each Lender, including Swingline Lender, to make a Revolving Credit Loan (each, a "Mandatory Borrowing") in an amount equal to such Lender's Ratable Share of the amount of the Swingline Loans (provided that each such request shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Article 9 hereof or upon the exercise of any of the remedies provided in the last paragraph of Article 9 hereof), in which case each Lender shall make the proceeds of its Revolving Credit Loan available to Swingline Lender on the immediately succeeding Business Day in its Ratable Share thereof, and the proceeds thereof shall be applied directly to repay Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make ABR Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified by Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Article 5 hereof are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, (v) any reduction in the Commitments after any such Swingline Loans were made, (vi) Borrower's compliance with Borrowing Base requirements, (vii) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swingline Lender, Borrower or any other Person for any reason whatsoever, or (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of Borrower), each Lender (other than Swingline Lender) hereby agrees that it shall forthwith purchase from Swingline Lender (without recourse or warranty) a participation interest in such outstanding Swingline Loans as shall be necessary to cause the Lenders to hold participation interests in such Swingline Loans in the proportion of their respective Ratable Shares thereof, provided that all interest payable on the Swingline Loans shall be for the account of Swingline Lender until the date the Mandatory Borrowing is made, and, to the extent attributable to the Mandatory Borrowing, shall be payable to the Lender making such Mandatory Borrowing from and after the date such Mandatory Borrowing is made.

               (e) Whenever, at any time after Swingline Lender has received from any Lender such Lender's assigned interest in a Swingline Loan and Swingline Lender receives any payment on account thereof, Swingline Lender will distribute to such Lender its assigned interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's assigned interest was outstanding and funded); provided, however, that in the event that such payment received by Swingline Lender is required to be returned, such Lender will return to Swingline Lender any portion thereof previously distributed by Swingline Lender to it.

          2.13 The Facility L/Cs. So long as no Default or Event of Default exists, Wachovia Bank and each other Lender that is designated as an LC Issuer in accordance with Section 2.14(a) hereof, agree to issue Facility L/Cs, on the terms and conditions hereof, provided that (a) the aggregate of all Facility L/C Obligations at any one time outstanding shall not exceed Fifty Million Dollars ($50,000,000), (b) the sum of the aggregate amount of all Loans and the aggregate amount of all Facility L/C Obligations at any one time outstanding shall not exceed the Aggregate Commitment and (c) the issuance of Facility L/Cs is subject to the limitation set forth in Section 2.1(b) hereof. Each letter of credit issued by Wachovia Bank under the terms of the Existing Credit Agreement shall be treated as a Facility L/C issued hereunder.

          2.14 Designation or Resignation of LC Issuer.

               (a) Upon request by Borrower and approval by Agent, a Lender may at any time agree to be designated as an LC Issuer hereunder, which designation shall be set forth in a written instrument or instruments delivered by Borrower, Agent and such Lender. Agent shall promptly notify the other Lenders of such designation. From and after such designation and unless and until such Lender resigns as an LC Issuer in accordance with Section 2.14(b) below, such Lender shall have all of the rights and obligations of an LC Issuer hereunder.

               (b) An LC Issuer shall continue to be an LC Issuer unless and until (i) it shall have given Borrower and Agent notice that it has elected to resign as LC Issuer and (ii) at the time of such notice, there shall be at least one other LC Issuer or another Lender shall have agreed to be the replacement LC Issuer and shall have been approved in writing by Agent and Borrower. A resigning LC Issuer shall continue to have the rights and obligations of the LC Issuer hereunder solely with respect to Facility L/Cs theretofore issued by it, notwithstanding the designation of a replacement LC Issuer hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other LC Issuer, then upon such designation of a replacement LC Issuer), the resigning LC Issuer shall not thereafter issue any Facility L/C (unless it shall again thereafter be designated as an LC Issuer in accordance with the provisions of this Section 2.14). The assignment of, or grant of a participation interest in, all or any part of its Commitment or Loans by a Lender that is also an LC Issuer shall not constitute an assignment or transfer of any of its rights or obligations as an LC Issuer.

          2.15 Issuance of Facility L/Cs.

               (a) Borrower may request an LC Issuer to issue a Facility L/C by delivering to such LC Issuer (with a copy to Agent if Agent is not such LC Issuer), no later than 11:00 a.m. (local time at such LC Issuer's office designated herein) two (2) Business Days prior to the date on which issuance of the Facility L/C is requested by Borrower, a standby letter of credit application and reimbursement agreement in such LC Issuer's then customary form (the "Facility L/C Application") completed to the satisfaction of such LC Issuer, together with the proposed form of such letter of credit (which shall comply with the applicable requirements of Section 2.15(b) below) and such other certificates, documents and other papers and information as such LC Issuer may reasonably request.

               (b) Each Facility L/C issued hereunder shall, among other things,
(i) be in such form requested by Borrower as shall be acceptable to the LC Issuer thereof in its sole discretion, and (ii) have an expiry date (taking into account any automatic renewal provisions thereof) occurring prior to the Maturity Date. If the Aggregate Commitment is terminated (whether by acceleration, demand, or otherwise), then, not later than simultaneously with such termination, all outstanding Facility L/Cs shall be returned to the LC Issuer thereof or Borrower shall cash collateralize all outstanding Facility L/Cs in accordance with
Article 8 hereof. Each Facility L/C Application and each Facility L/C shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the state in which is located the LC Issuer's office from which such Facility L/C is issued.

               (c) An LC Issuer shall not issue, amend or extend, at any time, any Facility L/C:

                    (i) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such LC Issuer, after giving effect to the Facility L/C or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such LC Issuer;

                    (ii) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, the aggregate principal amount of the Facility L/C Obligations would exceed Fifty Million Dollars ($50,000,000);

                    (iii) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, Borrowing Base Indebtedness would exceed the Borrowing Base as of the most recent Inventory Valuation Date;

                    (iv) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, the sum of (A) the outstanding and unpaid principal amount of the Loans and (B) the Facility L/C Obligations would exceed the Aggregate Commitment;

                    (v) if such LC Issuer receives written notice from the Agent at or before 11:00 a.m. Charlotte, North Carolina time on the proposed date of issuance, amendment or extension of such Facility L/C that one or more of the conditions precedent contained in Section 2.15(d) below would not on such date be satisfied, unless such conditions are thereafter satisfied or waived and written notice of such satisfaction is given to such LC Issuer by Agent; or

                    (vi) that is in a currency other than Dollars.

               (d) The issuance, amendment or extension of any Facility L/C is subject to the satisfaction in full of the following conditions on the date of such issuance, amendment or extension:

                    (i) the conditions of Sections 5.1 and 5.2 hereof are satisfied; and

                    (ii) no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the LC Issuer thereof from issuing the Facility L/C and no law, rule or regulation applicable to such LC Issuer and no directive from any governmental authority with jurisdiction over such LC Issuer shall prohibit such LC Issuer from issuing Letters of Credit generally or from issuing that Facility L/C.

               (e) Upon receipt of any Facility L/C Application from Borrower, the LC Issuer will process such Facility L/C Application, and the other certificates, documents and other papers delivered to such LC Issuer in connection therewith, in accordance with its customary procedures and, upon satisfaction of all conditions contained in this Agreement, shall promptly issue the original of such Facility L/C and deliver it to the beneficiary thereof, or to Borrower which shall deliver such original Facility L/C to the beneficiary, and furnish a copy thereof to Borrower. The LC Issuer shall give Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility L/C.

               (f) No LC Issuer shall extend or amend any Facility L/C unless the requirements of this Section 2.15 are met as though a new Facility L/C were being requested and issued.

          2.16 Facility L/C Participations.

               (a) Each LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce the LC Issuers to issue Facility L/Cs hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable LC Issuer, on the terms and conditions hereinafter stated, for such Lender's own account and risk, an undivided interest equal to such Lender's Ratable Share in such LC Issuer's obligations and rights under each Facility L/C and the amount of each draft paid by such LC Issuer.

               (b) Upon receipt from the beneficiary of any Facility L/C of any demand for payment under such Facility L/C, the LC Issuer shall notify Agent and Agent shall promptly notify Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date. The responsibility of such LC Issuer to Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility L/C in connection with such presentment shall be in conformity in all material respects with such Facility L/C. Each LC Issuer shall exercise the same care in the issuance and administration of the Facility L/Cs issued by it as it does with respect to Letters of Credit in which no participations are granted, it being understood that, in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for such Lender's Ratable Share of the amount of each payment made by such LC Issuer on each Facility L/C issued by it to the extent such amount is not reimbursed by Borrower pursuant to Section 2.17 hereof, plus interest thereon to the extent provided in Section 2.16(c) below.

               (c) If any amount required to be paid by any Lender to an LC Issuer in respect of any unreimbursed portion of any payment made by such LC Issuer under any Facility

L/C is not paid to such LC Issuer on the date such payment is due but is paid within three (3) Business Days after such payment is due, such Lender shall pay to such LC Issuer on demand an amount equal to the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such LC Issuer, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to this Section 2.16 is not paid to such LC Issuer by such Lender within three (3) Business Days after the date such payment is due, such LC Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from the fourth Business Day after such due date until paid in full at the rate per annum applicable to Revolving Credit Loans made as ABR Loans hereunder. A certificate of such LC Issuer submitted to any Lender with respect to any amounts owing under this Section
2.16 shall be conclusive in the absence of manifest error.

               (d) Whenever, at any time after any LC Issuer has made payment under any Facility L/C issued by it and has received from any Lender its Ratable Share of such payment, such LC Issuer receives any payment related to such Facility L/C (whether directly from Borrower or otherwise, including proceeds of collateral applied thereto by such LC Issuer), or any payment of interest on account thereof, such LC Issuer will distribute to such Lender its Ratable Share thereof; provided, however, that in the event that any such payment received by such LC Issuer shall be required to be returned by such LC Issuer, such Lender shall return to such LC Issuer the portion thereof previously distributed by such LC Issuer to it.

          2.17 Payments. Borrower agrees (a) to reimburse each LC Issuer, for the pro rata benefit of the Lenders in accordance with each Lender's respective Ratable Share, forthwith upon its or Agent's demand and otherwise in accordance with the terms of the L/C Application relating thereto, for any expenditure or payment made by such LC Issuer under any Facility L/C, and (b) to pay interest on any unreimbursed portion of any such payments from the date of such payment until reimbursement in full thereof at a rate per annum equal to (i) prior to the date which is (A) one (1) Business Day after the day on which such LC Issuer demands reimbursement from Borrower for such payment if such demand is made prior to 11:00 a.m., Charlotte, North Carolina time or (B) two (2) Business Days after the day on which such LC Issuer or Agent demands reimbursement if such demand is made at or after 11:00 a.m. Charlotte, North Carolina time, the rate which would then be payable on any outstanding ABR Loan which is not in default, and (ii) thereafter, the rate which would then be payable on any outstanding ABR Loan which is in default.

          2.18 Facility L/C Fee. In lieu of any letter of credit commissions and fees provided for in any Facility L/C Application (other than standard issuance, amendment, negotiation and administration fees and expenses), Borrower agrees to pay Agent, in the case of each Facility L/C, for the account of the Lenders and the LC Issuer thereof (as hereinafter provided), the Facility L/C Fee therefor, on the average daily undrawn stated amount under such Facility L/C. The Facility L/C Fees shall be due and payable quarterly in arrears not later than the day ("Quarterly Payment Date") that is five (5) Business Days following Agent's delivery to Borrower of the quarterly statement of Facility L/C Fees and, to the extent any such fees are then accrued and unpaid, on the last day of the Commitment Period. Facility L/C Fees shall be calculated, for the period to which such payment applies, for actual days on which such Facility

L/C was outstanding during such period, on the basis of a 360-day year. Agent shall promptly remit such Facility L/C Fees, when paid, as follows: (i) to each LC Issuer, solely for its own account, with respect to each Facility L/C issued by such LC Issuer, an amount per annum equal to the product of (A) 0.125% per annum and (B) the face amount of such Facility L/C and (ii) to all Lenders, their Ratable Shares of the balance of such Facility L/C Fees. In addition, an LC Issuer may charge and retain for its own account, and Borrower agrees to pay, such LC Issuer's usual and customary charges with respect to the issuance, amendment, negotiation and administration of the Facility L/C.

          2.19 Further Assurances. Borrower hereby agrees to do and perform any and all acts and to execute any and all further instruments reasonably requested by Agent or an LC Issuer more fully to effect the purposes of this Agreement and the issuance of Facility L/Cs hereunder.

          2.20 Obligations Absolute.

               (a) The obligations of the other Lenders to an LC Issuer with respect to Facility L/Cs issued by such LC Issuer, and the Reimbursement Obligations of Borrower with respect to Facility L/Cs, under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation the following:

                    (i) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary, or any transferee, of any Facility L/C (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuer or any other Person, whether in connection with this Agreement, the transaction contemplated herein, or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiary and the beneficiary of such Facility L/C);

                    (ii) any draft, certificate, statement or any other document presented under any Facility L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                    (iii) payment by an LC Issuer under any Facility L/C against presentation of a draft or certificate which does not comply with the terms of such Facility L/C, provided that such LC Issuer has made such payment to the beneficiary set forth on the face of such Facility L/C;

                    (iv) the occurrence or any Default or Event of Default; or

                    (v) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

               (b) Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility L/C, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action. Notwithstanding any other provision of this
Section 2.20, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility L/Cs.

          2.21 LC Issuer Reporting Requirements. Each LC Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to Agent a schedule of the Facility L/Cs issued by it showing the issuance date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility L/C outstanding at any time during such month and the aggregate amount (if any) payable by Borrower to such LC Issuer during the month pursuant to Section 2.9 hereof. Copies of such reports shall be provided promptly to each Lender by Agent. Agent shall, with reasonable promptness following receipt from all LC Issuers of the reports provided for in this Section 2.21 for the months of March, June, September and December, respectively, deliver to Borrower a quarterly statement of the Facility L/C Fees and Unused Fees then due and payable.

          2.22 Indemnification; Nature of LC Issuer's Duties.

               (a) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay and save Agent, each LC Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) arising from the claims of third parties against Agent, any LC Issuer or any Lender as a consequence, direct or indirect, of (i) the issuance of any Facility L/C other than, in the case of an LC Issuer, as a result of its willful misconduct or gross negligence, or (ii) the failure of an LC Issuer to honor a drawing under a Facility L/C Credit as a result of any act or omission, whether rightful or wrongful, of any court or other Governmental Authority.

               (b) As among Borrower, Lenders, Agent and each LC Issuer, Borrower assumes all risks of the acts and omissions of, or misuse of Facility L/Cs by, the respective beneficiaries of such Facility L/Cs. In furtherance and not in limitation of the foregoing, neither an LC Issuer nor Agent nor any Lender shall be responsible (other than, in the case of an LC Issuer, as a result of its gross negligence or willful misconduct): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility L/Cs, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility L/C to comply fully with conditions required in order to draw upon such Facility L/C;

(iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile transmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility L/C or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility L/C of the proceeds of any drawing under such Facility L/C; or (viii) for any consequences arising from causes beyond the control of Agent, such LC Issuer and the Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority. None of the above shall affect, impair, or prevent the vesting of any of such LC Issuer's rights or powers under this Section 2.22.

               (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an LC Issuer under or in connection with the Facility L/Cs issued by it or any related certificates, if taken or omitted in good faith and does not constitute gross negligence or willful misconduct, shall not put such LC Issuer, Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its Obligations hereunder to any such Person.

               (d) Notwithstanding anything to the contrary contained in this
Section 2.22, Borrower shall have no obligation to indemnify an LC Issuer under this Section 2.22 in respect of any liability incurred by an LC Issuer arising out of the wrongful dishonor by such LC Issuer of a proper demand for payment made under any Facility L/C issued by such LC Issuer, unless such dishonor was made at the request of Borrower.

               ARTICLE 3: GENERAL PROVISIONS APPLICABLE TO LOANS

          3.1 Conversion/Continuation Options. Subject to the limitations on the availability of LIBOR Rate Loans, Borrower may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to LIBOR Rate Loans or to continue any LIBOR Rate Loan as such upon the expiration of the then current Interest Period thereof by giving the Agent telephonic or written notice (the "Notice of Conversion/Continuation"), which Notice of Conversion/Continuation must be received prior to 11:00 a.m., Charlotte, North Carolina time, at least three (3) Business Days prior to the requested date for the conversion or continuation, which notice shall specify (i) the date for the conversion or continuation (which shall be a Business Day); and (ii) the aggregate amount of ABR Loans to be converted or LIBOR Rate Loans to be continued. Each conversion from ABR Loans to LIBOR Rate Loans and each continuation of LIBOR Rate Loans shall be in the principal amount of $10,000,000 or any larger amount which is an even multiple of $1,000,000. Agent shall give prompt telephonic or written notice to each Lender of Borrower's request for conversion or continuation, specifying (i) the date for the conversion or continuation; (ii) the aggregate amount of ABR Loans to be converted or LIBOR Rate Loan to be continued; and
(iii) for each such ABR Loan to be converted to a LIBOR Rate Loan and each continuation of any LIBOR Rate Loan, the respective LIBOR Rate applicable thereto. All or any part of outstanding ABR Loans may be converted or LIBOR Rate Loans continued as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no ABR Loan may be converted into a LIBOR Rate Loan nor any LIBOR Rate Loan continued as a LIBOR Rate Loan upon the expiration of the current Interest Period therefor when any Default or Event of Default has occurred and is continuing and (ii) no ABR Loan may be converted into a LIBOR Rate Loan nor any LIBOR Rate Loan continued as a LIBOR Rate Loan upon the expiration of the current Interest Period therefor after the date that is one (1) month prior to the last day of the Commitment Period.

          3.2 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Agent or the Required Lenders shall have reasonably determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the Agent shall give telecopy, telephonic or written notice thereof to Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Agent, no further LIBOR Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert ABR Loans to LIBOR Rate Loans.

          3.3 Availability of LIBOR Rate Loans. If any Lender reasonably determines that maintenance of its LIBOR Rate Loans at a Lending Office would violate any applicable law, rule, regulation, or directive, whether or not having the force of law and such Lending Office is not changed pursuant to
Section 3.4, or if the Required Lenders determine that deposits of a type and maturity appropriate to match fund LIBOR Rate Loans are not available, then the Agent shall suspend the availability of LIBOR Rate Loans and require any affected LIBOR Rate Loans to be repaid or converted to ABR Loans at the end of the applicable Interest Period

          3.4 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.9 hereof, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 hereof or determines that maintaining LIBOR Rate Loans at any particular Lending Office would violate any applicable law, rule, relation or directive, then such Lender, unless directed by Borrower not to do so, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or 3.6 hereof or eliminate the issues referred to in Section 3.3 above, as the case may be, in the future and
(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          3.5 Indemnity. Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender sustains or incurs (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Rate Loans after Borrower has given Agent notice that Borrower selects such LIBOR Rate Loans in accordance with Section 2.3 or
Section 3.1, as appropriate, of this Agreement, (b) default by Borrower in making any prepayment or conversion of a LIBOR Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand, required assignment or otherwise). Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such LIBOR Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market.

          3.6 Taxes.

               (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

               (b) Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

               (c) Borrower shall indemnify Agent, each Lender and LC Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

               (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

               (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

          Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

                    (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

                    (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

                    (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,
     (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

                    (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

               (f) Treatment of Certain Refunds. If Agent, a Lender or LC Issuer determines, in its sole discretion, that it has received a refund or credit of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses of Agent, such Lender or LC

Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or LC Issuer in the event Agent, such Lender or LC Issuer is required to repay such refund or credit to such Governmental Authority. This paragraph shall not be construed to require Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

          3.7 Survival of Indemnity. Determination of amounts payable under Sections 2.9 and 3.5 hereof in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. The obligations of Borrower under Sections 2.9, 3.5 and
3.6 hereof shall survive payment of the Obligations and termination of this Agreement.

          3.8 Telephonic Notices. Borrower hereby authorizes Lenders and Agent to extend, convert or continue Loans, to effect selections of LIBOR Rate Loans and each Interest Period thereof and ABR Loans and to transfer funds, in each case based on telephonic notices made by any Person or Persons who Agent or any Lender in good faith believes to be acting on behalf of Borrower, it being understood that the foregoing authorization is specifically intended to allow Notices of Borrowing and Notices of Conversion/Continuation to be given telephonically. Borrower agrees to deliver promptly to Agent a written confirmation, if such confirmation is requested by Agent or any Lender, of each telephonic notice signed by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by Agent and Lenders, the records of Agent and Lenders shall govern, absent manifest error.

          3.9 Funding by Lenders; Presumption by Agent. (a) Unless Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Loans that such Lender will not make available to Agent such Lender's Ratable Share of such Loans, Agent may assume that such Lender has made such Ratable Share available on such date in accordance with Section 2.3 hereof and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of the Loans available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by Borrower, the interest rate otherwise applicable to such Loans. If Borrower and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Ratable Share of Loans to Agent, then the amount so paid shall constitute such Lender's Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

     (b) Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or any LC Issuer hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or such LC Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the Federal Funds Rate.

          3.10 Replacement of Lenders. If any Lender is a Rejecting Lender under
Section 2.7(b) hereof, or any Lender requests compensation under Section 2.9 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 hereof, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7 hereof), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

               (a) Borrower shall have paid to Agent the assignment fee specified in Section 11.7 hereof;

               (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5 hereof) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

               (c) in the case of any such assignment resulting from a claim for compensation under Section 2.9 hereof or payments required to be made pursuant to Section 3.6 hereof, such assignment will result in a reduction in such compensation or payments thereafter; and

               (d) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

                    ARTICLE 4: REPRESENTATIONS AND WARRANTIES

          In order to induce Lenders, LC Issuers and Agent to enter into this Agreement and to make the Revolving Credit Loans and Swingline Loans and to issue the Facility L/Cs herein provided for, Borrower hereby, represents and warrants to each Lender, LC Issuer and Agent that on the date hereof:

          4.1 Financial Statements. Borrower has heretofore furnished to each Lender (a) the consolidated balance sheet of Borrower and its Subsidiaries as of May 31, 2005, and the related consolidated statements of income, of stockholders' equity and of cash flows for the fiscal year of Borrower then ended, certified by an independent public accountant of recognized national standing and (b) the consolidated unaudited balance sheet and income statement of Borrower and its Subsidiaries as of August 31, 2005. Each of the foregoing financial statements fairly presents, in all material respects, the financial condition of Borrower and its Subsidiaries as of the date thereof and the results of the operations of Borrower and its Subsidiaries for the period then ended (subject, in the case of the August 31, 2005 statements, to year-end audit adjustments) and, from the respective dates of the foregoing financial statements to the date hereof, there has been no material adverse change in such condition.

          4.2 Existence; Compliance with Law. Each of Borrower and Borrower's Subsidiaries (a) is duly organized or formed, as appropriate, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as appropriate, (b) has the requisite corporate, partnership or limited liability company power and authority to conduct the business in which it is currently engaged, (c) is qualified as a foreign entity to do business under the laws of any jurisdiction where the failure to so qualify would have a material adverse effect on the business of Borrower and Borrower's Subsidiaries taken as a whole, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower and Borrower's Subsidiaries taken as a whole or would not materially adversely affect the ability of Borrower or the Subsidiary Guarantors to perform their respective obligations under the Loan Documents.

          4.3 Power; Authorization; Enforceable Obligations. Borrower and each Subsidiary Guarantor has the corporate, partnership or limited liability company (as applicable) power and authority to make, deliver and perform the Loan Documents to which it is a party and (in the case of Borrower) to borrow hereunder, and has taken all corporate or other action necessary to be taken by it to authorize (a) (in the case of Borrower) the borrowings on the terms and conditions of this Agreement and the Notes, and (b) the execution, delivery and performance of the Loan Documents to which it is a party. No consent, waiver or authorization of, or filing with any Person (including without limitation any Governmental Authority) is required to be made or obtained by Borrower in connection with the borrowings hereunder or by Borrower or any Guarantor in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party. This Agreement has been, and each Note and the Subsidiary Guaranty Agreement will be, duly executed and delivered on behalf of Borrower or each Subsidiary Guarantor (as the case may be), and this Agreement constitutes, and each Note and Subsidiary Guaranty Agreement when executed and delivered hereunder will constitute, a legal, valid and binding obligation of Borrower or the Subsidiary Guarantors (as the case may be), enforceable against Borrower or the Subsidiary Guarantors (as the case may be), in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.

          4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof and the execution, delivery and performance by the Subsidiary Guarantors of the Subsidiary Guaranty Agreements (a) do not violate any Requirement of Law or Contractual Obligation of Borrower or any of Borrower's Subsidiaries, (b) do not contravene the articles of incorporation, charter, bylaws, partnership agreement, articles or certificate of formation, operating agreement or other organizational documents of Borrower or any of Borrower's Subsidiaries and (c) do not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

          4.5 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of Borrower's Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement, the Notes or the Subsidiary Guaranty Agreement or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of Borrower and Borrower's Subsidiaries taken as a whole.

          4.6 Regulation U. None of Borrower or any of Borrower's Subsidiaries is engaged, nor will any of them engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors. If requested by Agent, Borrower and each of Borrower's Subsidiaries will furnish to Agent a statement in conformity with the requirements of Federal Reserve Form U-l referred to in said Regulation U to the foregoing effect.

          4.7 Investment Company Act. None of Borrower or any of Borrower's Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          4.8 ERISA. Borrower and Borrower's Subsidiaries are in compliance in all material respects with ERISA. There has been no Reportable Event with respect to any Plan. There has been no institution of proceedings or any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under any circumstances which could lead to material liabilities to PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan.

          4.9 Disclosure. No representations or warranties made by Borrower in this Agreement or in any other document furnished from time to time in connection herewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          4.10 Subsidiary Information. Schedule 2 attached hereto contains the name, principal place of business, all other places of business and percentage of ownership of all of the Subsidiaries of Borrower as of the Closing Date that are Guarantors. As of the Closing Date, the following additional Persons are Subsidiaries of the Borrower and no such Subsidiary owns assets having an aggregate value in excess of $250,000:

               Ashton Woods Florida L.L.C.
               Ashton Woods Butler L.L.C.
               Ashton Woods Lakeside L.L.C.
               Canyon Realty L.L.C.
               Ashton Houston Development LLC
               Ashton Brookstone, Inc.
               Black Amber Florida, Inc.
               Isleworth West Limited Partnership

Borrower has no other Subsidiaries.

          4.11 Schedules. Each of the Schedules to this Agreement contains true, complete and correct information in all material respects.

          4.12 Environment. Borrower and Borrower's Subsidiaries have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (a) emissions; (b) discharges to service water or groundwater; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation or disposal of toxic or hazardous substances or hazardous wastes; or (f) other environmental, health or safety matters, except to the extent the failure to have any such permit, license, certificate or approval would not have a material adverse effect on Borrower's and its Subsidiaries' consolidated operations, business or financial condition. Neither Borrower nor any of Borrower's Subsidiaries have received notice of, or has actual knowledge of any material violations of any federal, state or local environmental, health or safety laws, codes or ordinances or any rules or regulations promulgated thereunder. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release or discharge into or upon (i) the air; (ii) soils; (iii) service water or groundwater; (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any property of Borrower or any of its Subsidiaries of any toxic or hazardous substances or hazardous wastes at or from such property; and accordingly no such property has been adversely affected, in any material respect, by any toxic or hazardous substances or wastes. There has been no complaint, order, directive, claim, citation or notice by any Governmental Authority or any person or entity with respect to material violations of law or damages by reason of Borrower or Borrower's Subsidiaries (1) air emissions; (2) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal system servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation or disposal of toxic or hazardous substances or hazardous wastes; or (6) other environmental, health or safety matters affecting Borrower or any of

Borrower's Subsidiaries. Neither Borrower nor any of Borrower's Subsidiaries have any material indebtedness, obligation or liability, absolute or contingent, matured or unmatured, with respect to the storage, treatment, cleanup or disposal of any solid waste, hazardous wastes, or other toxic or hazardous substances. For purposes of this Section 4.12, a violation, emission, spill, release, discharge, damage, adverse effect, indebtedness, obligation or liability shall be deemed material if, and only if, such violation, emission, spill, release, discharge, damage, adverse effect, indebtedness, obligation or liability, alone or in the aggregate, would have a material adverse effect on Borrower's and its Subsidiaries consolidated operations, business or financial condition.

          4.13 Force Majeure Events. Neither the business nor the properties of Borrower or any Subsidiary are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting the business, properties or the operation of Borrower and its Subsidiaries taken as a whole.

          4.14 Other Agreements. Other than as disclosed on Schedule 4.14 hereto, neither Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could have a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower or any Subsidiary to carry out its obligations under the Loan Documents to which it is a party. Neither Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which the Borrower or a Subsidiary is a party, and such default under such agreement or instrument would reasonably be likely to result in a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole.

          4.15 No Defaults on Outstanding Judgments or Orders. Borrower and each Subsidiary have satisfied all unstayed and unappealed judgments in excess of $1,000,000 in the aggregate (that are not covered by insurance), and neither Borrower nor any Subsidiary is in default with respect to any judgments in excess of $1,000,000 in the aggregate (that are not covered by insurance), or any material writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign applicable to Borrower or any Subsidiary.

          4.16 Ownership and Liens. Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.1 hereof (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except for (a) Permitted Liens, (b) liens pursuant to Secured Indebtedness permitted under
Section 7.1, (c) Liens incurred or deposits made in the ordinary course of business to secure performance of tenders, statutory obligations, surety and appeal bonds, bid, leases, government contracts, performance and return-of-money


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

bonds and similar obligations (exclusive of obligations for the payment of borrowed money), (d) leases and subleases (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of Borrower and its Subsidiaries, (e) Liens on assets that are not included in the Borrowing Base incurred in connection with a sale/leaseback transaction, (f) judgment liens not giving rise to an Event of Default, (g) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset, (h) Liens of a lessor under any Capital Leases, and (i) banker's liens (and rights of set off) arising in accordance with applicable law.

          4.17 Operation of Business. Borrower and each Subsidiary possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, required to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of Borrower or any Subsidiary or the ability of Borrower and its Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents to which they are a party.

          4.18 Taxes. All income tax liabilities or income tax obligations of Borrower and each Subsidiary that are due (other than those being contested in good faith by appropriate proceedings) have been paid or have been accrued by or reserved for by Borrower.

          4.19 OFAC. None of Borrower, any Subsidiary of Borrower or any Affiliate of Borrower or any Guarantor: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or sanctioned countries by OFAC. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

                         ARTICLE 5: CONDITIONS PRECEDENT

          5.1 Conditions to Initial Loan(s). The obligation of the Lenders to make the initial Loan(s), of the Swingline Lender to make Swingline Loans and of any LC Issuer to issue, amend or extend any Facility L/C hereunder on the first Borrowing Date is subject to the satisfaction of the following conditions precedent on or prior to such date:

               (a) Notes. Each Lender shall have received its respective Note, conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of Borrower.

               (b) Guaranty Agreements. The Guaranty Agreements shall have been duly executed and delivered by all Guarantors to Agent.

               (c) Borrowing Base Compliance. Borrower shall have delivered to each Lender and Agent a Borrowing Base Certificate, certified by a Responsible Officer of Borrower, which shows compliance with the provisions of Section 2.1(b) hereof as of November 22, 2005.

               (d) Legal Opinion of Counsel to Borrower. Agent shall have received an executed legal opinion of Paul, Hastings, Janofsky & Walker LLP and other local counsel to Borrower and Guarantors, dated as of the date hereof and addressed to Lenders and Agent, substantially in the form of Exhibit E attached hereto, and otherwise in form and substance reasonably satisfactory to each Lender and Agent and covering such other matters incident to the transactions contemplated hereby as each Lender and Agent or their respective counsel may reasonably require.

               (e) Proceedings of Borrower. Agent shall have received a copy of the resolutions (in form and substance satisfactory to Agent) of the board of directors, members, managers or other governing body of Borrower authorizing (i) the execution, delivery and performance, of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the borrowings herein provided for, and (iv) the execution, delivery and performance of the Notes and the other documents provided for in this Agreement, all certified by the secretary, manager or other appropriate representative of Borrower as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

               (f) Proceedings of Guarantors. Agent shall have received a copy of the respective resolutions (in form and substance reasonably satisfactory to Agent) of the board of directors, management committee or other governing body of each of the Guarantors (or of Borrower or another Subsidiary of Borrower as the sole shareholder or sole member of the applicable Guarantor where appropriate), each resolution authorizing the execution, delivery and performance of the Guaranty Agreement to which such Guarantor is a party, all certified by the Secretary or Assistant Secretary (or other person in a comparable position) of the respective Guarantor (or Borrower or Subsidiary) as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

               (g) Incumbency Certificate of Borrower. Agent shall have received a certificate of the secretary, manager or other appropriate representative of Borrower, dated the date hereof, as to the incumbency and signature of the officer(s), members or managers of each executing this Agreement, the Notes and any certificate or other documents to be executed and delivered by Borrower pursuant hereto or thereto.

               (h) Incumbency Certificates of Guarantors. Agent shall have received a certificate of the Secretary (or other person in a comparable position) of each of the Guarantors, dated the date hereof, as to the incumbency and signatures of the officer(s) (or other person(s) in a comparable position) of each executing the Guaranty Agreement to which such Guarantor is a party.

               (i) Organization Documents of Borrower. Agent shall have received copies of (i) the organizational documents of Borrower, together with all amendments, and a


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

certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of organization and (ii) the operating agreement or comparable document of Borrower certified by the secretary, manager or other appropriate representative of Borrower.

               (j) Organizational Documents of Guarantors. Agent shall have received (i) with respect to each Guarantor that is a corporation (A) copies of its articles or certificates of incorporation, including all amendments thereto, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation and (B) the bylaws or code of regulations of such Guarantor certified by the Secretary (or other person in a comparable position) of each Guarantor, (ii) with respect to any Guarantor that is a partnership, a true copy of its partnership agreement, including all amendments thereto, certified by an officer of such partnership or of its general partner, together with (in the case of any limited partnership) copies of the certificates of limited partnerships and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of organization, and (iii) with respect to each Guarantor that is a limited liability company, a copy of its operating agreement, including all amendments thereto, certified by an officer of such limited liability company or of its managing member, and a copy of its articles or certificate of formation and a certificate of good standing, all certified by the appropriate officer of the state of its formation.

               (k) No Proceeding or Litigation; No Injunctive Relief. No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced and no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened, against Borrower or any Subsidiary of Borrower or any Owner Guarantor or any of the officers, directors or managers of Borrower or any Subsidiary of Borrower or any Owner Guarantor, seeking to restrain, prevent or change the transactions contemplated by this Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions.

               (l) Consents, Licenses, Approvals, etc. Agent shall have received true copies (certified to be such by Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, would have a material adverse effect on Borrower and Borrower's Subsidiaries taken as a whole, or would adversely affect the validity or enforceability of any of the foregoing documents, and approvals obtained shall be in full force and effect and be satisfactory in form and substance to Agent.

               (m) Compliance with Law. Neither Borrower nor any of Borrower's Subsidiaries nor any Owner Guarantor shall be in violation in any material respect of any applicable statute, regulation or ordinance, including without limitation statutes, regulations or ordinances relating to environmental matters, of any governmental entity, or any agency thereof, in any respect materially and adversely affecting the business, property, assets, operations or condition, financial or otherwise, of Borrower and Borrower's Subsidiaries taken as a whole.


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

               (n) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing hereunder prior to or after giving effect to the making of the initial Loans (including the issuance of Facility L/Cs).

               (o) No Material Adverse Change. There shall have been no material adverse change in the consolidated financial condition or business or operations of Borrower and Borrower's Subsidiaries from the date of Borrower's May 31, 2005 audited consolidated financial statements to the first Borrowing Date.

               (p) Fees. Borrower shall have paid to Agent the fees provided for in the Agent's Fee Letter (which fees (except for any paid for the account of Agent or Arranger) shall be paid by the Agent to the Lenders).

               (q) Financial Statements and Business Plan and Budget. Agent shall have received the annual audited consolidated financial statements of Borrower for the fiscal year ended May 31, 2005 and a copy of the management prepared business plan and budget for the fiscal year ending May 31, 2006.

               (r) Compliance Certificate. Borrower shall have delivered to each Lender and Agent the certificate of the Chief Financial Officer of Borrower required to be delivered by Borrower quarterly pursuant to Section 6.2(a) hereof, prepared for the period ending August 31, 2005.

               (s) Facility L/C Application. If the issuance of any Facility L/C is part of the initial loan(s), Borrower shall have delivered to the applicable LC Issuer a Facility L/C Application in accordance with Section 2.15 hereof for each Facility L/C that Borrower has requested such LC Issuer to issue on the first Borrowing Date.

               (t) Additional Matters. All corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to each Lender and Agent and their respective counsel.

          5.2 Conditions to All Loans. In addition to the other terms and conditions of this Agreement with respect to the making of Loans and the issuance of Facility L/Cs, the obligation of each Lender to make any Loan and of the LC Issuers to issue, amend or extend any Facility L/C hereunder on any date (including without limitation the first Borrowing Date) is subject to the satisfaction of the following conditions precedent as of such date:

               (a) Representations and Warranties. The representations and warranties made by Borrower in this Agreement and any representations and warranties made by Borrower or any Subsidiary of Borrower which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Facility L/C as if made on and as of such date unless stated to relate to a specific earlier date.

               (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or Facility L/C to be issued, amended or extended on such date.

               (c) Facility L/C Application. In the case of the issuance, amendment or extension of any Facility L/C, Borrower shall have delivered to the applicable LC Issuer a Facility L/C Application in accordance with Section 2.15 hereof for each Facility L/C that Borrower has requested such LC Issuer to issue, amend or extend.

               (d) Borrowing Base. Such borrowing or the issuance, amendment or extension of such Facility L/C shall not violate the provisions of Section 2.1(b) hereof.

Each borrowing by Borrower and each submission of a Facility L/C Application under this Agreement shall constitute a representation and warranty by Borrower as of the date of such borrowing or submission of such Facility L/C Application that the conditions contained in the foregoing paragraphs (a), (b), (c) and (d) of this Section 5.2 have been satisfied.

                        ARTICLE 6: AFFIRMATIVE COVENANTS

          Borrower hereby agrees that, from the date hereof and so long as any Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Facility L/C remains outstanding that is not fully collateralized with cash in accordance with the provisions of
Article 8 hereof, or any other amount is owing to Agent or any Lender hereunder (other than unmatured indemnification obligations), Borrower shall, and shall cause each of its Subsidiaries to:

          6.1 Financial Statements. Furnish to Agent (with sufficient copies for each Lender):

               (a) promptly after becoming available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower, the audited consolidated financial statements of Borrower and the company-prepared consolidating financial statements of Borrower and Subsidiaries of Borrower, including a balance sheet as of the end of such year, the statement of profit and loss for such year, and the statement of reconciliation of capital accounts for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the related report of KPMG LLP or another independent public accountant acceptable to Agent in its reasonable discretion, which report shall be to the effect that such consolidated statements have been prepared in accordance with GAAP consistently followed throughout the period indicated except for such changes in such principles with which the independent public accountants shall have concurred. If upon a review of the audited consolidated financial statements of Borrower and the company-prepared consolidating financial statements of Borrower and its Subsidiaries, Agent is unable to reconcile such financial statements with one another, then upon the request of Agent, Borrower will promptly furnish a company-prepared reconciliation of the audited consolidated financial statements of Borrower to the company-prepared consolidating financial statements of Borrower;

               (b) promptly after becoming available and in any event within (i) sixty (60) days after the end of the first, second, and third quarter and (ii) ninety (90) days after the


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

end of the fourth quarter, in each fiscal year of Borrower, the company-prepared balance sheet of Borrower, the company-prepared consolidating financial statements of Borrower, as of the end of such quarter, the company-prepared statement of profit and loss of Borrower and its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, and the company-prepared statement of reconciliation of capital accounts of Borrower for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, setting forth in each case, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, certified by the chief financial officer of Borrower to have been prepared in accordance with GAAP consistently followed throughout the period indicated except to the extent stated therein, subject to normal changes resulting from year-end adjustments; and

               (c) promptly after becoming available and in any event within one hundred twenty (120) days after the close of each fiscal year of each Owner Guarantor (other than Little Shots), the financial statements of each such Owner Guarantor, including a balance sheet as of the end of such year, the statement of profit and loss for such year, and the statement of reconciliation of capital accounts for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which statements shall have been prepared in accordance with GAAP consistently followed throughout the period indicated, as set forth therein.

          6.2 Certificates; Other Information. Furnish to each Lender and Agent:

               (a) concurrently with the delivery of each financial statement referred to in Section 6.1(a) above and each financial statement referred to in
Section 6.1(b) above, a certificate of the Chief Financial Officer of Borrower (in the form of Exhibit F attached hereto or such other form as shall be reasonably acceptable to Agent) stated to have been made after due examination by such Chief Financial Officer (i) stating that, to the best of such officer's knowledge, Borrower and each of its Subsidiaries during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the Notes to be observed, performed or satisfied by it, and that such Chief Financial Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 6.10, 6.11, 6.12, 7.1, 7.4, 7.5, 7.6(g), 7.10
and 7.12 hereof;

               (b) concurrently with the delivery of the financial statements referred to in Section 6.1(a) above, a copy of the management prepared business plan and budget of Borrower and its Subsidiaries for the current fiscal year;

               (c) within sixty (60) days after the end of each quarterly period of each fiscal year, a sales report identifying as to Borrower and its Subsidiaries the inventory of real estate operations, including Land and Housing Units as of such date, designated in such categories as are reasonably required by Agent; such summary shall include a delineation of sold or unsold items in each category;

               (d) promptly upon receipt thereof, copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or


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

special audit of the books of Borrower or any of its Subsidiaries made by such accountants, including without limitation any final comment letter submitted by such accountants to management in connection with their annual audit;

               (e) copies of all reports, notices and other information furnished to any holder of any Subordinated Notes as and when such reports, notices and other information are so furnished to such holder; and

               (f) promptly, on notice to Borrower, such additional financial and other information as any Lender may from time to time reasonably request.

          6.3 Borrowing Base Certificate. Furnish to Agent as soon as available, but in any event within twenty (20) days after the end of each calendar month, a Borrowing Base Certificate, certified by the Chief Financial Officer of Borrower, showing the calculation of the Borrowing Base as of the second (2nd) to last Tuesday of such month.

          6.4 Compliance with Borrowing Base Requirements. At any time any Borrowing Base Certificate required to be furnished to Agent in accordance with
Section 6.3 hereof indicates that the aggregate amount of Borrowing Base Indebtedness outstanding exceeds the Borrowing Base, within fifteen (15) calendar days after the delivery of such Borrowing Base Certificate to Agent,
(a) reduce the principal amount of the Loans and undrawn and drawn Facility L/Cs (or, if no Loans are outstanding, provide cash collateral for undrawn Facility L/Cs) or other Borrowing Base Indebtedness then outstanding by an amount sufficient to reduce the aggregate amount of Borrowing Base Indebtedness outstanding to be equal to or less than the Borrowing Base, or (b) deliver to Agent a more current Borrowing Base Certificate that demonstrates that the aggregate amount of Borrowing Base Indebtedness does not exceed the Borrowing Base.

          6.5 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other material obligations of whatever nature, except (a) without prejudice to the effectiveness of Section 9 hereof, any Indebtedness or other obligations (including any obligations for taxes), when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or its Subsidiaries, as the case may be, and
(b) any Non-Recourse Indebtedness.

          6.6 Maintenance of Existence. (a) Preserve, renew and keep in full force and effect its corporate existence; provided, however, that any Subsidiary may be dissolved or merged into another Subsidiary or Borrower so long as, in the case of a merger into Borrower, Borrower is the surviving company, (b) take all reasonable action to maintain all rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises necessary or desirable in the normal conduct of its business, and (c) comply with all Contractual Obligations and Requirements of Law, except, in the case of (b) and (c) above, to the extent that the failure to take such actions or comply with such Contractual Obligations and Requirements of Law would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower or of Borrower and its Subsidiaries, taken as a whole.


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

          6.7 Maintenance of Property, Insurance. Keep all property useful in and necessary to its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, general liability and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Agent, upon written request, full information as to the insurance carried.

          6.8 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit representatives of each Lender and Agent, upon reasonable notice to Borrower, to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its Subsidiaries and, if notice thereof is given to Borrower prior to the date of such discussions, with its independent certified public accountants.

          6.9 Notices. Promptly give notice to Agent:

               (a) of the occurrence of any Default or Event of Default;

               (b) of any (i) default or event of default under any loan or Letter of Credit agreement binding upon Borrower or any of its Subsidiaries,
(ii) default under any other Contractual Obligation that would enable the obligee of the Contractual Obligations to compel Borrower or any of its Subsidiaries to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and would have a material adverse effect on Borrower and its Subsidiaries taken as a whole, or (iii) litigation, investigation or proceeding which may exist at any time between Borrower or any Subsidiary and any Governmental Authority, which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole;

               (c) of any litigation or proceeding affecting Borrower or any of its Subsidiaries (i) (A) in which the amount involved is $1,000,000 or more and not covered by insurance, or (B) which, in the reasonable opinion of a Responsible Officer of Borrower, would, if adversely determined, have a material adverse effect on Borrower and its Subsidiaries taken as a whole, or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of Borrower, would, if adversely determined, have a material adverse effect on Borrower and its Subsidiaries taken as a whole;

               (d) of the following events, as soon as possible and in any event within thirty (30) days after Borrower knows: (i) the occurrence of any Reportable Event with respect to any Plan with respect to which the PBGC has not waived the thirty (30) day reporting requirement, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to


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

the PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to each Lender and Agent whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Borrower setting forth details as to such Reportable Event and the action that Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

               (e) of a material adverse change in the business, operations, property or financial condition of Borrower and its Subsidiaries taken as a whole.

Each notice pursuant to this Section 6.9 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto. For all purposes of clause (d) of this Section 6.9, Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan if such Plan is a Single Employer Plan.

          6.10 Maintenance of Tangible Net Worth. Maintain at all times Tangible Net Worth in amounts at all times equal to or exceeding (i) $90,260,170, plus
(ii) fifty percent (50%) of the Consolidated Earnings for each quarter after November 30, 2004 (excluding any quarter in which Consolidated Earnings are less than zero (0)), plus (iii) fifty percent (50%) of the net proceeds or other consideration received by Borrower for any capital stock issued or other equity interests or sold after the date of this Agreement.

          6.11 Maintenance of Leverage Ratio. Maintain a Leverage Ratio not in excess of 2.25 to 1.0 (as determined on the last day of each fiscal quarter).

          6.12 Maintenance of Interest Coverage Ratio. Maintain an Interest Coverage Ratio of not less than 2.50 to 1.00 (as determined on the last day of each fiscal quarter for the four fiscal quarter period ending on the last day of such fiscal quarter).

          6.13 Additional Guarantors. (a) Cause (i) each new Subsidiary (which is not a Subsidiary of Borrower on the date of this Agreement) of Borrower, (ii) any Subsidiary of Borrower formed or acquired after the date of this Agreement and (iii) any Subsidiary of Borrower existing on the Closing Date but which is not a Guarantor if such Subsidiary at any time owns assets having an aggregate value in excess of $250,000, to become a "Subsidiary Guarantor" by execution and delivery of a Supplemental Subsidiary Guaranty by such Subsidiary to Agent, and to deliver such proof of corporate or other appropriate action, incumbency of officers, opinions of counsel and other documents delivered by the Subsidiary Guarantors pursuant to Section 5.1 hereof or as Agent shall have reasonably requested in each case, on or before the date 10 days prior to the last day of the fiscal quarter in which such Subsidiary is formed, acquired or first owns assets in excess of $250,000.

               (b) Cause each Person (other than any Guarantor) that obtains after the date of this Agreement a direct ownership or equity interest in Borrower (other than a Special Membership Interest, as such term is defined in the Amended and Restated Regulations of the


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

Borrower dated as of September 1, 2005, as amended November 29, 2005 (the "AW Regulations"), which interest is limited to the special allocations of the profits and cash distributions from the Pinery Joint Venture and which, except as expressly provided in the AW Regulations, shall not confer any rights to participate in the management or operation of the Borrower) or Little Shots after the date of this Agreement to become an "Owner Guarantor" by execution and delivery of a Supplemental Owner Guaranty by such Person to Agent, and to deliver such proof of corporate or other appropriate action, incumbency of officers, opinions of counsel and other documents delivered by the Owner Guarantors pursuant to Section 5.1 hereof or as Agent shall have reasonably requested in each case, on or before the date 10 days prior to the last day of the fiscal quarter in which such Person became a direct holder of ownership or equity interests in Borrower or Little Shots.

          6.14 Interest Rate Contracts. Borrower may enter into Interest Rate Contracts with any Lender or other Person acceptable to Agent for the purpose of hedging its interest rate risk.

                          ARTICLE 7: NEGATIVE COVENANTS

          Borrower hereby agrees that, from the date hereof and so long as the Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Facility L/C remains outstanding that is not fully collateralized with cash in accordance with the provision of
Article 8 hereof, or any other amount is owing to Agent, any LC Issuer or any Lender hereunder (other than unmatured indemnification obligations), Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

          7.1 Limitation on Secured Indebtedness. Create, incur, assume or suffer to exist any Secured Indebtedness exceeding $50,000,000 in aggregate principal amount at any time outstanding.

          7.2 Easements Encumbrances, Liens and Restrictive Covenants. With respect to any of the Property included in the Borrowing Base, Borrower shall not, without the prior written consent of Agent, create, place, suffer or permit to be created or placed or, through any act or failure to act, acquiesce in the placing or allow to remain, any Lien, regardless of whether same is expressly subordinate to the Obligations, or grant any easement or impose any restrictive covenants, or execute or file any subdivision plot, other than Permitted Liens; or contractually agree with any other Person to provide such Person a negative pledge, or other covenant similar to this Section 7.2, except as set forth in
Section 4.11 of the Indenture, and, with respect to specific collateral pledged (excluding in any case any assets included in the Borrowing Base), except as set forth in documents evidencing Secured Debt.

          7.3 Mergers, etc. Except as permitted under Section 6.6, merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their Properties (whether now owned or hereafter acquired) to any Person.


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

          7.4 Limitation on Unimproved Entitled Land. Permit at any time the net book value of Unimproved Entitled Land to exceed twenty-five percent (25%) of Adjusted Tangible Net Worth.

          7.5 Land Components. Permit Land Value at any time to exceed one hundred fifty percent (150%) of Adjusted Tangible Net Worth.

          7.6 Investments, Loans and Advances. Make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

               (a) investments, loans or advances, the material details of which have been set forth in the financial statements delivered to Agent pursuant to
Section 5.1(q) hereof or are disclosed to Agent and Lenders in Schedule 7.6 hereto;

               (b) investments in or loans or advances to Subsidiary Guarantors;

               (c) investments in or loans or advances to Subsidiaries which are not Guarantors; provided that any such investments, loans and advances do not exceed $250,000 in the aggregate per Subsidiary at any one time;

               (d) investments in direct obligations of the United States of America or any agency thereof;

               (e) investments in certificates of deposit of maturities less than one (1) year, issued by commercial banks in the United States of America having capital and surplus in excess of $50,000,000;

               (f) investments in commercial paper of maturities less than one
(1) year, if at the time of purchase such paper is rated in either of the two highest rating categories of S&P, Moody's or, if either the S&P or Moody's rating is not available, any other rating agency selected by Agent; and

               (g) investments in, loans or advances to, or, as indicated in
Section 7.9(xiv) hereof, guarantees of indebtedness of, Joint Ventures in an aggregate amount not to exceed thirty-five percent (35%) of Adjusted Tangible Net Worth.

          7.7 Transactions With Affiliates. Engage in any transaction with any Affiliate of Borrower or any Subsidiary on terms less favorable to Borrower or such Subsidiary than would be obtainable at the time in comparable transactions with Persons not Affiliates of the Borrower or any Subsidiary, provided that nothing herein shall be deemed to restrict any capital contribution or equity purchase by any Affiliate of the Borrower to or from the Borrower or any Distribution made by the Borrower in accordance with Section 7.10 hereof.

          7.8 Limitation on Payment of Subordinated Indebtedness. Pay, repay, purchase or defease any Subordinated Indebtedness, directly or indirectly, in cash or in other property, or by set-off or in any other manner, unless and until all Obligations have been paid in full and all Commitments have been terminated. Notwithstanding the foregoing, Borrower or


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

any Subsidiary may make scheduled payments of interest on the Subordinated Indebtedness, may redeem Subordinated Indebtedness pursuant to provisions of such Subordinated Indebtedness allowing redemption at the option of the Borrower with the proceeds of any equity offering or after such Subordinated Indebtedness has been outstanding for a defined period, may purchase Subordinated Indebtedness by issuer tender offer or open market purchase and may repay Subordinated Indebtedness upon its scheduled maturity, so long as no Default or Event of Default has occurred and is continuing or would occur as a result of making such payment, redemption, purchase or repayment, as the case may be.

          7.9 Indebtedness. Neither Borrower nor any Subsidiary will create, incur or suffer to exist any Indebtedness, except, without duplication and without duplication as to Borrower and Subsidiaries:

                    (i) The Obligations.

                    (ii) Indebtedness existing on the date hereof (and not otherwise permitted under this Section 7.9) and described in Schedule 7.9 hereto and Refinancing Indebtedness with respect thereto.

                    (iii) Indebtedness owed to a seller of Unimproved Entitled Land, Lots Under Development or Finished Lots under the terms of which Borrower or such Subsidiary, as obligor, is required to make a payment upon the future sale of such Unimproved Entitled Land, Lots Under Development or Finished Lots in an amount not to exceed five percent (5%) of the gross sales price or, in the case of profit sharing agreements between such seller and Borrower or such Subsidiary, an amount that is reasonable and customary in the industry and market, provided, that such Indebtedness is subordinated to the Obligations in a manner satisfactory to Agent.

                    (iv) Rate Hedging Obligations entered into in respect of the Obligations.

                    (v) Intercompany Indebtedness between Borrower and any Guarantor or between any Guarantors.

                    (vi) Trade accounts payable and accrued expenses arising or occurring in the ordinary course of business.

                    (vii) Indebtedness owing under Capital Leases.

                    (viii) Indebtedness with respect to Facility L/Cs.

                    (ix) Indebtedness consisting of taxes payable, obligations in respect of, customer deposits and obligations under lot purchase agreements, all to the extent incurred in the ordinary course of Borrower's or any Subsidiary's business.

                    (x) Indebtedness under the Subordinated Notes.


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

                    (xi) Non-Recourse Indebtedness secured by purchase-money Liens on any Property hereafter acquired or the assumption of any Lien on Property existing at the time of such acquisition (and not created in contemplation of such acquisition), or by a Lien incurred in connection with any conditional sale or other title retention; provided that

                         (A) Any Property subject to any of the foregoing is acquired by Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such Property attaches to such asset concurrently or within ninety (90) days after the acquisition thereof; and

                         (B) Each Lien shall attach only to the Property so acquired.

                    (xii) Performance bonds, completion bonds, guarantees of performance, and guarantees of Indebtedness of a special district entered into in the ordinary course of business.

                    (xiii) Public Indebtedness, so long as such Indebtedness is pari passu with the Obligations.

                    (xiv) Indebtedness arising under a guarantee of indebtedness of any Joint Venture (provided that such guarantee shall be deemed to be an investment in such Joint Venture and subject to the limitation in Section 7.6(g) hereof).

                    (xv) Indebtedness which arises pursuant to a guarantee of payment or collection, guaranteeing the Indebtedness of Borrower or any Subsidiary which is permitted under clauses (i) through (x) or (xii) or
     (xiii) of this Section 7.9.

          7.10 Limitation on Distributions. Declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any Distribution or would result therefrom, Borrower may make Distributions on any date in an amount not to exceed

                    (i) fifty percent (50%) of Consolidated Earnings earned between June 1, 2004 and the date of such Distribution, plus

                    (ii) one hundred percent (100%) of the aggregate amount of cash or Cash Equivalents received by the Borrower either (x) as contributions to common equity of the Borrower after June 1, 2005 or (y) from the issuance and sale of equity interests after such date, other than any such amounts received from a Subsidiary of the Borrower, minus

                    (iii) the amount of any Distributions previously made between June 1, 2004 and the date of such Distribution.


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     Further, notwithstanding the foregoing, so long as no Default shall have occurred and be continuing at the time of any Distribution or would result therefrom, Borrower may make Distributions in addition to Distributions made pursuant to the foregoing limitations, to its direct parents in amounts required to pay federal, state and local income taxes payable by such direct parent that are solely attributable to the income of the Borrower and its Subsidiaries by virtue of the Borrower being a pass-through entity for federal or state income tax purposes; provided, however, that (a) the amount of Distributions paid with respect to such tax obligations at any time will not exceed the amount of such federal, state and local income taxes actually owing by any such direct parent at such time for the respective period (excluding any tax liability of any such direct parent not attributable to the Borrower or its Subsidiaries) (provided that the Borrower may make periodic Distributions based on an estimate of such tax liability with an annual reconciliation at the end of each tax year) and (b) any refunds received by or on behalf of, or any overpayment based on the annual reconciliation to, any of the Borrower's direct parents attributable to the Borrower and its Subsidiaries shall promptly be returned by such direct parent to the Borrower or credited against the Borrower's ability to make additional Distributions pursuant to the foregoing provisions of this Section 7.10.

          7.11 Ownership and Management. Permit the sale or transfer of more than twenty percent (20%) of the ownership interests in Borrower or any Subsidiary Guarantor; provided, however, that there shall be no limit on the sale or transfer of the ownership interests in Borrower to any Owner Guarantor. Upon any sale or transfer of all of the direct ownership interests of Borrower and Little Shots held by any Owner Guarantor that is not prohibited by this Agreement, such Owner Guarantor's obligations under the Owner Guaranty automatically shall be terminated in accordance with Section 10 of the Owner Guaranty.

          7.12 Housing Inventory. Permit the number of Speculative Housing Units and Model Housing Units, as at the end of any fiscal quarter, to exceed the number of Housing Unit Closings occurring during the period of twelve (12) months ending on the last day of such fiscal quarter, multiplied by thirty-five percent (35%).

          7.13 Nature of Business. Permit any material change to be made in the character of their business as carried on at the date hereof.

          7.14 Sale or Discount of Receivables. Discount, sell without recourse or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

          7.15 Increase in Capital. Increase the capital of Borrower or any Guarantor by transferring assets among Borrower and Guarantors or Borrower's Affiliates to Borrower and Guarantor, provided that nothing herein shall prohibit the purchase of additional equity interests from, or the making of a capital contribution to, Borrower by any parent of Borrower that is also a Guarantor.

          7.16 Capital Assets. Make expenditures for capital or fixed assets in any fiscal year of Borrower if such expenditure would result in a violation of the terms of this Agreement.


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          7.17 Environmental Responsibilities. Do any of the following: (i)
cause or permit any Hazardous Materials to be placed, held, located, escaped, leaked, spilled, discharged, emitted, released or disposed of on, from, under or at the Premises in violation of any Environmental Law if such violation would reasonably be likely to result in a material adverse effect on the business, properties, assets, operations, or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole, (ii) cause or permit the Premises while under the control or ownership of Borrowers or any Subsidiary to be used as a dumpsite or storage site (whether permanent or temporary) for any Hazardous Material without first having in place adequate insurance of a sufficient amount to totally cover (subject to deductibility clause not to exceed $100,000) any and all potential liability of any nature or amount arising from said events, and (iii) except if done in accordance with applicable law, in all material respects, clean up or remove any Hazardous Materials placed, held, located, escaped, leaked, spilled, discharged, emitted, released or disposed of on, from, under or at the Premises.

                           ARTICLE 8: CASH COLLATERAL

          8.1 Facility L/C Collateral Account. Except as limited by the last sentence of Section 8.1, Borrower agrees that it will, upon the request of Agent or the Required Lenders and until the final expiration date of any Facility L/C and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility L/C, maintain a special collateral account pursuant to arrangements satisfactory to Agent (the "Facility L/C Collateral Account") at Agent's office in the name of Borrower but under the sole dominion and control of Agent, for the benefit of the Lenders and LC Issuers and in which Borrower shall have no interest other than set forth in Sections 8.2, 8.3 or 8.4 hereof. Borrower hereby pledges, assigns and grants to Agent, on behalf of and for the ratable benefit of the Lenders and LC Issuers, a security interest in all of Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations. Agent will invest any funds on deposit from time to time in the Facility L/C Collateral Account in certificates of deposit of Wachovia Bank having a maturity not exceeding 30 days. Nothing in this Section 8.1 shall either require Borrower to deposit any funds in the Facility L/C Collateral Account, obligate Agent to require Borrower to deposit any funds in the Facility L/C Collateral Account or limit the right of Agent to release to the Person entitled thereto any funds held in the Facility L/C Collateral Account, in each case other than as required by Sections 8.2, 8.3 or 8.4 hereof.

          8.2 Event of Default under Paragraph (5) of Article 9. Upon the occurrence of an Event of Default specified in paragraph (5) of Article 9, Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to Agent an amount in immediately available funds, which funds shall be held in the Facility L/C Collateral Account, equal to the difference of (x) the amount of Facility L/C Obligations at such time, less (y) the amount on deposit in the Facility L/C Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount").

          8.3 Other Events of Default. If any Event of Default (other than an Event of Default specified in paragraph (5) of Article 9) occurs, the Required Lenders (or Agent with the consent of the Required Lenders) may, upon notice to Borrower and in addition to the continuing


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right to demand payment of all amounts payable under the Loan Documents, make demand on Borrower to pay, and Borrower will, forthwith upon such demand and without any further notice or act, pay to Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility L/C Collateral Account.

          8.4 Cure; Termination.

               (a) If the Event of Default that resulted in the requirement for deposit of funds in the Facility L/C Collateral Account is cured, and provided no other Event of Default has occurred that is then continuing, Agent shall, promptly upon request from Borrower, pay to or as directed by Borrower the amount on deposit in the Facility L/C Collateral Account. Nothing contained in this paragraph shall waive, limit or otherwise affect the rights of Agent or the Lenders or the obligations of Borrower under this Article 8 if any other Event of Default shall occur.

               (b) If the Aggregate Commitment is terminated (whether by acceleration, demand or otherwise), then, not later than simultaneously with such termination, and without limitation of Agent's and Lender's right to demand payment of all amounts payable under the Loan Documents, Borrower shall pay to Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility L/C Collateral Account; provided, however, that (i) if all Obligations of Borrower (other than Facility L/C Obligations in respect of issued and outstanding Facility L/Cs that have not been drawn upon) have been paid in full (other than unmatured indemnification obligations), and (ii) Borrower shall have provided to Agent and the LC Issuers, as security for the remaining Facility L/C Obligations, one or more Letters of Credit, in an aggregate amount at least equal to such remaining Facility L/C Obligations, issued by a Lender or Lenders, and in form and substance, reasonably satisfactory to Agent and the LC Issuers, the foregoing requirement for deposit of funds in the Facility L/C Collateral Account shall not apply.

        ARTICLE 9: DEFAULTS, EVENTS OF DEFAULT; DISTRIBUTION OF PROCEEDS
                             AFTER EVENT OF DEFAULT

          Upon the occurrence of any of the following events:

               (1) Borrower shall fail to pay any principal of any Note or make any reimbursement (including payment of Reimbursement Obligations) in connection with any Facility L/C when due in accordance with the terms thereof and such failure shall continue uncured for five (5) Business Days; or

               (2) Borrower shall fail to pay (a) any interest on any Note or in connection with any Facility L/C, or (b) any fee, charge or other amount payable hereunder, and such failure shall continue uncured for five (5) Business Days; or

               (3) any representation or warranty made or deemed made by Borrower or any Guarantor herein, in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or


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

               (4) Borrower shall default in the observance or performance of any covenant or agreement contained in any other provision of this Agreement which default shall remain uncured thirty (30) days after Agent or any Lender notifies Borrower that such a default has occurred, which notice shall specify the nature of the default; or

               (5) (a) Borrower, any Owner Guarantor or any of Borrower's Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower, any Owner Guarantor or any of Borrower's Subsidiaries shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Borrower, any Owner Guarantor or any of Borrower's Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief of any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against Borrower, any Owner Guarantor or any of Borrower's Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Borrower, any Owner Guarantor or any of Borrower's Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Borrower, any Owner Guarantor or any of Borrower's Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

               (6) Borrower, any Owner Guarantor or any Subsidiary of Borrower shall (a) default in any payment of principal of or interest on any Indebtedness (other than the Obligations) or in the payment of any Contingent Obligation beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created, and the aggregate principal amount then outstanding of all such Indebtedness and Contingent Obligations of Borrower, the Owner Guarantors and all Subsidiaries exceeds $1,000,000, or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or repurchased, prepaid, defeased or redeemed prior to its stated maturity or such Contingent Obligation to become payable; or

               (7) (a) any party in interest (as defined in Section 3(14) of ERISA) affiliated with Borrower or any of Borrower's Subsidiaries shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any


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Plan, (b) any "accumulated funding deficiency" (as defined in Section 302 of
ERISA), whether or not waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for thirty (30) days after notice of such Reportable Event pursuant to Section 4043
(a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for thirty (30) days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (e) any other event or condition shall occur or exist with respect to a Single Employer Plan, and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could subject Borrower or any of Borrower's Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or of Borrower and Borrower's Subsidiaries taken as a whole; or

               (8) one or more final judgments or decrees shall be entered against Borrower, or any of Borrower's Subsidiaries involving in the aggregate a liability (not covered by insurance) of $1,000,000 or more and all such judgments or decrees in excess of $1,000,000 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

               (9) any subordination agreement that evidences any Subordinated Indebtedness (i) ceases to be the legal, valid and binding agreement of any Person party or subject thereto, enforceable against such Person in accordance with its terms or a payment is made by Borrower or any other obligor in respect of such Subordinated Indebtedness in violation of any provision thereof, or (ii) shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or the Indebtedness related thereto is in any way not fully subordinate to all of (A) Borrower's Indebtedness and other liabilities to Lenders and Agent under this Agreement and the Notes or (B) any Guarantor's liabilities to Lenders and Agent under any Guaranty Agreement; or

               (10) any event of default under or in connection with any Subordinated Note;

then, and in any such event, (a) if such event is an Event of Default specified in paragraph (5) above, the Commitments, if still outstanding, shall automatically and immediately terminate and all Obligations shall immediately become due and payable and Borrower shall immediately cash collateralize all outstanding Facility L/Cs in accordance with Article 8 hereof, and (b) if such event is any other Event of Default and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and, upon demand by Agent, Borrower shall fully cash collateralize all outstanding Facility L/Cs in accordance with
Article 8 hereof; and (ii) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice of default to Borrower,


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declare the full amount of all outstanding Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Additionally, Agent and each Lender may exercise any and all other rights and remedies available to Agent and each Lender at law or in equity to the extent not inconsistent with the rights specifically granted to Agent and each Lender hereunder.

          Notwithstanding any provisions concerning distribution of payments to the contrary in this Agreement, so long as any Event of Default exists that has not been waived by all Lenders, each Lender shall share in any payments or proceeds, including proceeds of any collateral, received by Agent or any Lender made or received at any time from and after any Event of Default ("Proceeds after Default") in an amount equal to such Lender's Ratable Share of the Proceeds after Default; provided, however, if any one or more of the Lender(s) has not made any funding when required hereunder, the distribution of Proceeds after Default shall be adjusted so that each Lender shall receive Proceeds after Default in an amount equal to (a) the Proceeds after Default multiplied by (b) the percentage (rounded to five decimal places) of the total amount outstanding funded by all Lenders that such Lender has actually funded (including the amount of such Lender's participation in outstanding Facility L/Cs). If necessary, Agent and each Lender shall use the adjustments procedure set forth in Section 11.8(b) hereof to make the appropriate distributions to Lenders as set forth in this paragraph of this Article 9.

                              ARTICLE 10: THE AGENT

          10.1 Appointment and Authority. Each of the Lenders and LC Issuers hereby irrevocably appoints Wachovia Bank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent, the Lenders and LC Issuers, and neither Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

          10.2 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lenders.

          10.3 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

               (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;


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

               (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

               (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections
11.1 hereof and Article 9 hereof) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent by Borrower, a Lender or LC Issuer.

          Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 hereof or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

          10.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility L/C, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Facility L/C. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.


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          10.5 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

          10.6 Resignation of Agent. Agent may at any time give notice of its resignation to Lenders, LC Issuers and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Borrower unless an Event of Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and LC Issuers, appoint a successor Agent meeting the qualifications set forth above provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and LC Issuers directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. The predecessor Agent shall pay to the successor the pro rata portion of any annual administration fee paid in advance by Borrower for the portion of the year between the time of the successor Agent's acceptance of its appointment as Agent and the following anniversary date of this Agreement. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.6 hereof shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

          10.7 Non-Reliance on Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not


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taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

          10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or LC Issuer hereunder.

                            ARTICLE 11: MISCELLANEOUS

          11.1 Amendments and Waivers. Agent and Borrower may, from time to time, with the written consent of the Required Lenders, enter into written amendments, supplements or modifications for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of Lenders or Borrower hereunder or thereunder, and with the consent of the Required Lenders, Agent on behalf of Lenders may execute and deliver to Borrower a written instrument waiving, on such terms and conditions as Agent may specify in such instrument, any of the requirements of this Agreement, the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall extend the final maturity of any Note, or reduce the rate or extend the time of payment of interest or fees thereon or hereunder, or reduce the principal amount thereof, or change the amount or terms of any Lender's Revolving Credit Loan or Ratable Share or the amount of any Lender's Commitment (except for (i) changes resulting from an assignment permitted hereunder or (ii) as provided in Section 2.6(b) or
3.10 hereof), or, except as permitted hereunder, release any Guarantor from the Guaranty Agreement to which it is a party, or amend, modify, change or waive any provision of this Section, or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or consent to the release of any collateral (except in connection with a sale or disposition not prohibited hereunder), or amend, modify or change any other provision of this Agreement that requires the consent of all Lenders, in each case without the written consent of all Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall alter in any way Swingline Lender's rights or obligations with respect to Swingline Loans without the consent of Swingline Lender; and provided, further, that no such waiver and no such amendment, supplement or modification shall alter in any way any LC Issuer's rights or obligations with respect to Facility L/Cs issued by it without the consent of such LC Issuer; and provided, further, that no such waiver and no such amendment, supplement or modification shall amend, modify, change or waive any provision relating to the rights or obligations of Agent without the consent of Agent. Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Agent and each Lender, and all future holders of the Notes. In the case of any waiver, Borrower, Agent and each Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.2 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all


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notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

          (i) if to Borrower or any Guarantor, to it at 1080 Holcomb Bridge Road, Building 200, Suite 350, Roswell, Georgia, 30076, Attention of Bob Salomon (Telecopier No. (770) 998-7494; Telephone No. (770) 998-9663), with a copy to 3751 Victoria Park Avenue, Toronto, Ontario, M1W3Z4 Canada, Attention of Seymour Joffe (Telecopier No. (416) 449-1073; Telephone No. (416) 449-1340) and a copy to 3751 Victoria Park Avenue, Toronto, Ontario M1W 3Z4 Canada, Attention of Harry Rosenbaum (Telecopier No. (416) 449-1340; Telephone No. (416) 449-1340).

          (ii) if to Agent, to Wachovia Bank, National Association, at One Wachovia Center, 401 South Tryon Street NC1193, Charlotte, North Carolina 28288, Attention of Scott Holtzapple (Telecopier No. (704) 383-7146; Telephone No. (704) 383-0474);

          (iii) if to an LC Issuer, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

          (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

          (b) Notices and other communications to Lenders and LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article 2 if such Lender or LC Issuer, as applicable, has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail


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address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and, except for rights the exercise of which require consent of the Required Lenders or all Lenders, as appropriate, under this Agreement, not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

          11.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and shall remain in full force and effect until this Agreement is terminated, all Facility L/Cs are cancelled or are fully collateralized with cash in accordance with Article 8 hereof and all Obligations (including Facility L/C Obligations that are not fully collateralized with cash, but excluding unmatured indemnity obligations) are paid in full.

          11.6 Costs and Expenses; Indemnification; Reimbursement; Waiver of Damages. (a) Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Facility L/C or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by Agent, any Lender or any LC Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or any LC Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Facility L/Cs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility L/Cs, and (iv) any civil penalty or fine assessed by the U.S. Department of the Treasury's Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by Agent, any Lender or any LC Issuer as a result of the funding of Loans, the issuance of Facility L/Cs or the acceptance of payments due under the Loan Agreement.


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          (b) Borrower shall indemnify Agent (and any sub-agent thereof), each
Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Facility L/C or the use or proposed use of the proceeds therefrom (including any refusal by any LC Issuer to honor a demand for payment under a Facility L/C if the documents presented in connection with such demand do not strictly comply with the terms of such Facility L/C), (iii) any actual or alleged Hazardous Discharge on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Guarantor against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), any LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), such LC Issuer or such Related Party, as the case may be, such Lender's Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or such LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or such LC Issuer in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint or joint and several.

          (d) To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Facility L/C or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended


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recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (e) All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

          11.7 Successors and Assigns Generally; Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

               (i) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

               (ii) in any case not described in paragraph (b)(i) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning and assignee Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

               (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;


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               (iv) no consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

               (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that it shall not be unreasonable for Borrower to decline to consent to an assignment to a Person who is not an Eligible Investor) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

               (B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

               (C) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the revolving facility.

               (v) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire;

               (vi) no such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries; and

               (vii) no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.9, 3.5, 3.6 and 11.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

          (c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its office in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the


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terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or the Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and Lenders and LC Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of Participant, agree to any amendment, modification or waiver described in Section 11.1 hereof that requires the consent of all Lenders, that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.9, 3.5 and 3.6 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.8(a) hereof as though it were a Lender, provided such Participant agrees to be subject to Section 11.8
(b) hereof as though it were a Lender.

          (e) A Participant shall not be entitled to receive any greater payment under Sections 2.9, 3.5 or 3.6 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.6 hereof unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.6 hereof as though it were a Lender.

          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.


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          11.8 Setoff. Sharing of Payments by Lenders.

               (a) If an Event of Default shall have occurred and be continuing, each Lender, each LC Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, LC Issuer or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

               (b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

               (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

               (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Facility L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.


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          11.9 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY
WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          11.10 Treatment of Certain Information; Confidentiality. Each of Agent, Lenders and LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives who are directly involved in the consideration of the matters contemplated by the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information by accepting such Information automatically agree to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of Borrower and subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, any LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. Notwithstanding the foregoing, Agent or any Lender may disclose Information, without notice to Borrower, to governmental regulatory authorities in connection with any regulatory examination of Agent or such Lender or in accordance with Agent's or such Lender's regulatory compliance policy, if Agent or such Lender deems necessary for the mitigation of claims by those authorities against Agent or such Lender or any of its subsidiaries or Affiliates.

          For purposes of this Section, "Information" means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Agent, any Lender or any LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in


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this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          11.11 Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

               (b) The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          11.12 Governing Law. This Agreement, the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and in accordance with, the law of the State of North Carolina.

          11.13 Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

          11.14 Submission to Jurisdiction; Waiver of Venue; Service of Process

               (a) BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF NORTH CAROLINA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN

SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

               (b) BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

               (c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

          11.15 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          11.16 FIN 46. For purposes of determining compliance with the financial covenants in this Agreement and for purposes of making the financial calculations required by this Agreement, notwithstanding anything herein to the contrary, the application of Financial Accounting Standards Board Interpretation No. 46 shall be disregarded with respect to financial consolidation of any entity that is not a Subsidiary of Borrower.

          11.17 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001)) (the "Act") hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

          11.18 Interrelationship with the Existing Credit Agreement. As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Existing Credit Agreement and, except as expressly modified herein, (x) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the date of this

Agreement, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to Agent or the Lenders, (y) the Obligations under the Existing Credit Agreement shall continue to be paid or prepaid on or prior to the date hereof in accordance with the Existing Credit Agreement, and shall from and after the date hereof continue to be owing and be subject to the terms of this Agreement and (z) this Agreement shall not be deemed to evidence or result in a novation or repayment of the Loans and reborrowing hereunder, but obligations under the Existing Credit Agreement shall in all respects be continuing as Obligations under this Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        BORROWER:

                                        ASHTON WOODS USA L.L.C.,
                                        a Nevada limited liability company


                                        By:
                                            ------------------------------------
                                        Name: Robert Salomon
                                        Title: Chief Financial Officer,
                                               Treasurer and Secretary

                                        AGENT:

                                        WACHOVIA BANK, NATIONAL ASSOCIATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        SYNDICATION AGENT:

                                        BANK OF AMERICA, N.A.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        DOCUMENTATION AGENT:

                                        CITIBANK TEXAS, N.A.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        LENDERS:

                                        WACHOVIA BANK, NATIONAL ASSOCIATION,
                                        as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        BANK OF AMERICA, N.A., as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        CITIBANK TEXAS, N.A., as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        AMSOUTH BANK, as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        GUARANTY BANK, as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        COMERICA BANK, as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        KEY BANK, NATIONAL ASSOCIATION,
                                        as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        U.S. BANK NATIONAL ASSOCIATION,
                                        as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        NATIONAL CITY BANK, as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------